SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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IMATION CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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IMATION CORP.
1 Imation Way
Oakdale, Minnesota 55128

March 22, 2011

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2011 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 4, 2011, at 9:00 a.m., local time, at The Saint Paul Hotel, 350 Market St, St. Paul, MN 55102. The record date for the Annual Meeting is March 7, 2011. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials or proxy card you received for the Annual Meeting.

Sincerely,

Mark E. Lucas
President and Chief Executive Officer

IMATION CORP.
1 Imation Way
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 4, 2011

To the Shareholders of Imation Corp.:

The 2011 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 4, 2011, at 9:00 a.m., local time, at The Saint Paul Hotel, 350 Market St, St. Paul, MN 55102. The purpose of the meeting is to:

1. Elect four directors named in the attached proxy statement;

2. Approve the 2011 Stock Incentive Plan;

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011;

4. Approve an advisory (non-binding) proposal concerning the compensation of the Company’s named executive officers;

5. Vote on an advisory (non-binding) proposal concerning the frequency of the advisory vote concerning compensation of the Company’s named executive officers; and

6. Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 7, 2011. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel and
Secretary

Oakdale, Minnesota
March 22, 2011

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS, YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE
ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 4, 2011 and at all adjournments. The record date for the meeting is March 7, 2011. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 7, 2011, there were approximately 38,824,117 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first made this Proxy Statement available to our shareholders on or about March 23, 2011.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2010 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011: This Proxy Statement and our 2010 Annual Report are available at https://materials.proxyvote.com/45245A

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

You have several choices on each item to be voted upon at the Annual Meeting.

For the election of directors, you can:

• vote for all of the nominated directors as a group;

• withhold authority to vote for all nominated directors as a group; or

• vote for all nominated directors as a group except those you identify.

For the approval of the 2011 Stock Incentive Plan, you can:

• vote “FOR” the approval of the 2011 Stock Incentive Plan;

• vote “AGAINST” the approval of the 2011 Stock Incentive Plan; or

• “ABSTAIN” from voting on the approval of the 2011 Stock Incentive Plan.

For the ratification of the appointment of the independent registered public accounting firm, you can:

• vote “FOR” ratification;

• vote “AGAINST” ratification; or

• “ABSTAIN” from voting on ratification.

For the advisory vote on executive compensation, you can:

• vote “FOR” the approval of the compensation for the named executive officers;

• vote “AGAINST” the approval of the compensation for the named executive officers; or

•	“ABSTAIN” from voting on the approval of the compensation for the named executive officers.

For the advisory vote on the frequency of the vote on executive compensation, you can:

•	vote for “one,” “two” or “three” years as your choice of frequency of the vote on executive compensation; or

•	“ABSTAIN” from voting on the frequency of the vote on compensation of the named executive officers.

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated, FOR the 2011 Stock Incentive Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011, FOR the approval of the vote on compensation for the named executive officers and FOR ONE YEAR as the frequency of the vote on compensation of the named executive officers.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

• sending written notice of revocation to our Corporate Secretary;

• submitting a signed proxy with a later date;

• voting by telephone or the internet on a date after your prior telephone or internet vote; or

• attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

If you “abstain” on any matter, your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In that case, your shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal. Your broker does not have discretionary authority to vote your shares on any of the proposals other than ratification of the appointment of the independent registered public accounting firm if your broker does not receive voting instructions from you.

If you would like to consent to receive our proxy materials and annual reports electronically in the future, please go to our website www.imation.com. Click on “Investor Relations,” then “Financial and Investor Information” and “Shareholder Services/Information.” In the Shareholder Services/Information section follow the instructions to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Shareholders, the Notice and this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees without additional compensation.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of February 15, 2011, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

TDK Corporation	7,740,764	(1)	19.94%
c/o 1-13-1, Nihonbashi, Chuo-Ku
Tokyo 103-8272, Japan
Wells Fargo & Company	3,950,871	(2)	10.18%
420 Montgomery Street
San Francisco, CA 94104
Dimensional Fund Advisors LP	3,305,823	(3)	8.52%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock Inc.	2,318,752	(4)	5.97%
40 East 52nd Street
New York, New York 10022

(1)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 6, 2007 by TDK Corporation (“TDK”), TDK Electronics Corporation (“TEC”), TDK U.S.A. Corporation (“TUC”), TDK Europe S.A. (“TES”), TDK Hong Kong Co. Ltd. (“THK”), TDK Recording Media Europe S.A. (“TRE”) and TDK Singapore (PTE) Ltd. (“TSP”) reporting beneficial ownership of 7,740,764 shares of our common stock. TDK reported that it had sole voting and dispositive powers with respect to 4,962,390 shares and shared voting and dispositive powers with respect to 2,778,374 shares. TEC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TUC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TES reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 1,805,809 shares. THK reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 63,757 shares. TRE reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 135,358 shares. TSP reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 112,504 shares. TUC, TEC, TES, TRE, THK and TSP are all wholly owned subsidiaries of TDK. TDK became our largest shareholder in connection with our acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name from TDK. See “Related Person Transactions and Related Person Transaction Policy.”

(2)	A Schedule 13G/A was filed with the Securities and Exchange Commission on January 20, 2011 by Wells Fargo & Company (“Wells Fargo”) reporting consolidated beneficial ownership on behalf of itself and certain subsidiaries of 3,950,871 shares of our common stock. Of such shares, Wells Fargo reported that it had sole voting power with respect to 2,656,773 shares, sole dispositive power with respect to 3,638,145 shares, shared voting power with respect to 100 shares and shared dispositive power with respect to 307,462 shares. Wells Capital Management Incorporated, a wholly owned subsidiary, is an investment advisor that beneficially owns 3,577,834 shares of common stock, over which it has sole dispositive power and no voting power. Wells Fargo Funds Management LLC, a wholly owned subsidiary, is an investment advisor that beneficially owns 2,575,237 shares of common stock, over which it has sole voting power and no dispositive power. Wells Fargo filed the report as a parent holding company for Wells Capital Management Incorporated (Investment Advisor), Wells Fargo Investments, LLC (Broker-Dealer) , Wells Fargo Advisors, LLC (Broker-Dealer), Wells Fargo Bank, N.A. (Bank), Wells Fargo Advisors Financial Network, LLC (Broker-Dealer), Nelson Capital Management, LLC (Investment Advisor) and Wells Fargo Funds Management, LLC (Investment Advisor), each of which is a subsidiary of Wells Fargo.

(3)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 3,305,823 shares of our common stock. Of such shares, Dimensional reported that it had sole voting power with respect to 3,244,938 shares and sole dispositive power with respect to 3,305,823 shares. Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

(4)	A Schedule 13G was filed with the Securities and Exchange Commission on February 4, 2011 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership and sole voting and dispositive power of 2,318,752 shares of our common stock. BlackRock filed the report as a parent holding company for BlackRock Japan Co., Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, Blackrock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock International Limited.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of February 15, 2011 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percentage of Class

Linda W. Hart	172,624	(2)	*
David P. Berg	10,850		*
Charles A. Haggerty	88,947	(3)	*
Ronald T. LeMay	131,992		*
Raymond Leung	0		*
L. White Matthews, III	94,636		*
Trudy A. Rautio	14,925		*
Glen A. Taylor	132,077		*
Daryl J. White	115,044		*
Mark E. Lucas	369,751		*
Paul R. Zeller	218,857		*
Gregory J. Bosler	55,850		*
Subodh K. Kulkarni	140,147		*
John L. Sullivan	185,101		*
Frank P. Russomanno(4)	585,427	(5)	*
All Directors and Executive Officers as a Group (17 persons)	2,457,019		6.09%

*	Indicates ownership of less than 1%.

(1)	In addition to the unrestricted shares held by the named individuals, the shares shown include (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 15, 2011: Ms. Hart, 102,908 shares; Mr. Berg, 0 shares; Mr. Haggerty, 57,770 shares; Mr. LeMay, 92,071 shares; Mr. Matthews, 74,619 shares; Ms. Rautio, 0 shares; Mr. Taylor, 82,071 shares; Mr. White, 92,071 shares; Mr. Lucas, 137,849 shares; Mr. Zeller, 125,056 shares; Mr. Bosler, 12,777; Mr. Kulkarni, 78,930 Mr. Sullivan, 106,647 shares, Mr. Russomanno 486,554 shares; and all directors and executive officers as a group, 1,521,162 shares; (ii) the following shares of restricted stock held as of February 15, 2011: Ms. Hart, 18,563 shares; Mr. Berg, 8,545 shares; Mr. Haggerty, 8,438 shares; Mr. LeMay, 8,438 shares; Mr. Matthews, 8,438 shares; Ms. Rautio, 8,545 shares; Mr. Taylor, 8,438 shares; Mr. White, 8,438 shares; Mr. Lucas, 201,548 shares; Mr. Zeller, 54,445 shares; Mr. Bosler, 37,504 shares; Mr. Kulkarni, 48,107 shares; Mr. Sullivan, 48,324 shares; Mr. Russomanno, 0 shares; and all directors and executive officers as a group, 516,073 shares and (iii) the following shares allocated as of February 15, 2011 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Lucas, 2,710 shares; Mr. Zeller, 12,113 shares; Mr. Bosler, 2,491 shares; Mr. Kulkarni, 3,125 shares; Mr. Sullivan, 5,139 shares; Mr. Russomanno, 0 shares; and all executive officers as a group, 34,918 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2)	Includes 4,452 restricted stock units which will be converted to common stock when Ms. Hart separates from service with Imation in May 2011.

(3)	Includes 13,500 shares held in a revocable trust.

(4)	Mr. Russomanno retired from Imation on May 4, 2010.

(5)	Includes 6,570 shares in a trust owned by Mr. Russomanno’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2010 all of our directors and executive officers complied with their Section 16(a) filing requirements.

Related Person Transactions and Related Person Transaction Policy

Agreements with TDK

On July 31, 2007, we acquired substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products being sold under the TDK Life on Record brand name (“TDK Recording Media”), from TDK Corporation, a Japanese corporation (“TDK”) pursuant to an Acquisition Agreement dated April 19, 2007, between Imation and TDK. The purchase price for the TDK Recording Media operations was approximately $260 million in a combination of cash and stock.

As a result of the transaction, TDK became our largest shareholder and has the right to nominate a representative to serve on our Board of Directors. Raymond Leung, TDK’s nominee, was elected to serve as a Class III member of the Board of Directors on November 7, 2007 and was reelected by shareholders on May 7, 2008. Pursuant to an Investor Rights Agreement, dated July 31, 2007, TDK’s ownership stake will be permitted to increase up to 21% of our common stock on a fully diluted basis through open market purchases. TDK received certain preemptive rights and registration rights, and TDK agreed to a standstill on further acquisitions of our common stock above the 21% threshold (except as a result of stock repurchases initiated by Imation, in which event TDK’s ownership will not be permitted to exceed 22% of the then outstanding shares). TDK also agreed to a voting agreement with respect to certain matters presented to our shareholders.

We entered into two long-term Trademark License Agreements with TDK, dated July 31, 2007, with respect to the TDK Life on Record brand, which will continue unless terminated by TDK no earlier than 2032 (2017 in the case of headphones or speakers) or earlier in the event of a material breach of the Trademark License Agreement, specific change of control events or default by Imation. One of the agreements licenses the trademark to Imation for the U.S. territory, while the other licenses the trademark to an Imation affiliate outside the United States. The trademark licenses provide us exclusive use of the TDK Life on Record trademark and logo for marketing and sales of current and successor magnetic tape, optical media and flash memory products, certain accessories, headphones and speakers, and certain future removable recording media products. No additional consideration was paid or is payable to TDK under the Trademark License Agreements outside of the consideration paid by Imation for the acquisition.

We also entered into a Supply Agreement with TDK, dated July 31, 2007, for Imation to purchase its requirements of removable recording media products and accessory products for resale under the TDK Life on Record brand name to the extent TDK can supply such products on competitive terms, and TDK agreed not to sell any such products to third parties for resale under the TDK Life on Record brand name during the term of the Trademark License Agreements. The Supply Agreement will continue until the later of 2012 or for so long as TDK manufactures any of the products. We also purchase the following items from TDK on a non-exclusive basis for our Imation branded and Memorex branded products outside of the Supply Agreement: LTO and DDS/DAT tapes, certain specialized optical discs and Blu-Ray recordable media. For 2010, purchases from TDK for inventory items under the Supply Agreement and the other items described above were approximately $28 million.

A copy of the Acquisition Agreement is filed as an exhibit to our Current Report on Form 8-K filed April 25, 2007. Copies of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are filed as exhibits to our Current Report on Form 8-K filed August 3, 2007. The descriptions of the Acquisition Agreement, Investor Rights Agreement, Trademark License Agreements and Supply Agreement are qualified in their entirety by reference to the full text of those agreements.

In addition on January 18, 2011, we entered into a Strategic Partner Agreement with TDK to jointly develop and manufacture magnetic tape technologies. Under the Strategic Partner Agreement, Imation and TDK will collaborate on the research and development of future tape formats in both companies’ research centers in the United States and Japan, while consolidating tape coating operations to the TDK Group Yamanashi manufacturing facility. The Agreement has a term of 10 years.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Due to the size of the transaction with TDK, approval of the acquisition of the TDK Recording Media business (and the related TDK Acquisition Agreement, Trademark License Agreements and Supply Agreement) was made by the entire Board of Directors. The Audit and Finance Committee ratified the continuing purchase of the other items purchased from TDK described above. In addition, because the Strategic Partner Agreement was part of a larger restructuring plan for Imation, the approval of the Strategic Partner Agreement was made by the entire Board of Directors, with Dr. Leung abstaining.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. We use our best efforts to schedule our Annual Meeting of Shareholders on the same day as a Board meeting in order to facilitate attendance by our Board members at our Annual Meeting. All of our directors except one, who could not attend due to illness, attended our 2010 Annual Meeting of Shareholders.

Communications with the Board

Our Board of Directors has a process in place for interested parties to communicate directly with our directors. If any interested party wants to make concerns known to our Board of Directors, non-management directors or Non-Executive Chairman, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com or the mailing address will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors and nominees in February 2011. The Board made this review to determine whether any of the relationships or transactions described below, if existing, were inconsistent with a determination that the director or nominee is independent During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director, nominee or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors or nominees and senior management and between directors or nominees and our independent registered public accounting firm.

Other than Mark E. Lucas, our President and Chief Executive Officer, and Raymond Leung, the TDK director nominee, none of the directors or nominees had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors and nominees, other than Mark E. Lucas and Raymond Leung, are independent as defined under the New York Stock Exchange listing standards.

In February 2011, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Messrs. Haggerty, Matthews and White and Ms. Rautio are audit committee financial experts as defined under those rules.

Non-Executive Chairman

The Board believes it is appropriate to separate the office of Chairman of the Board from the office of the Chief Executive Officer in order to preserve and strengthen the oversight role of the Board of Directors. The Board believes it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run our company. For these reasons, the Board determined that it is in the shareholders’ best interest to have an independent chairman whose sole job is leading the Board of Directors and in 2007 appointed a Non-Executive Chairman who is not part of our management. The Board reviews periodically whether to retain the Non-Executive Chairman position and, as long as the position is retained, will review, at least once per year, who the Non-Executive Chairman will be. As long as there is a Non-Executive Chairman of the Board, the Board will not designate a lead director. The Non-Executive Chairman is responsible for coordinating activities of, and communication with, the Board, including leading the meetings of the Board of Directors and the executive sessions of the non-management directors; facilitating communications between the directors and management; establishing the agenda for Board meetings; working with the Chief Executive Officer and the Board on defining a process for developing corporate strategy and providing oversight and guidance in its development; and for other matters as determined by the Board from time to time. Linda W. Hart has been the Non-Executive Chairman since April 2007 and the Board re-appointed her to the position in May 2010 for a term ending at the 2011 Annual Meeting of Shareholders. L. White Matthews, III has been appointed to the position of Non-Executive Chairman, effective May 2011, upon the retirement of Ms. Hart, for a term ending at the 2012 Annual Meeting of Shareholders.

Meetings of the Board and Board Committees

Meetings of the Board

During 2010, the Board of Directors held a total of ten meetings, and the various committees of the Board met a total of twenty times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served, other than Mr. Berg who attended 73%. The non-management directors of the Board met at scheduled executive sessions at each Board meeting. The Non-Executive Chairman, currently Linda W. Hart, presided at these sessions.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the functions and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Audit and Finance Committee

Members:	Six non-employee directors:
Messrs. Matthews (Chair), Berg, Haggerty, LeMay and White and Ms. Rautio. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2010: Nine

Functions:

•	Reviews our consolidated financial statements, including accounting and auditing principles and practices

•	Has the authority to appoint or replace our independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by our independent registered public accounting firm

•	Reviews our compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact our financial statements

•	Oversees our internal audit function with the Director of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of our Pension and Retirement Committee

•	Reviews and approves any related person transactions under our related person transaction policy

Under our Guidelines, no director may serve on a total of more than three public company audit committees. All of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Five non-employee directors:
Mr. White (Chair), Mr. Berg, Ms. Hart, Mr. Matthews and Mr. Taylor. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2010: Six

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers and key employees

•	Oversees executive evaluation process and approves compensation for executives other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Reviews executive stock ownership guidelines and progress in meeting the guidelines

•	Oversees implementation of certain stock and compensation plans

Nominating and Governance Committee

Members:	Five non-employee directors:
Mr. LeMay (Chair), Mr. Haggerty, Ms. Hart, Ms. Rautio and Mr. Taylor. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2010: Five

Functions:

•	Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments, director compensation and director stock ownership guidelines) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

•	Oversees the evaluation of the Chief Executive Officer

Risk Oversight

Our Board of Directors has responsibility for risk oversight, focusing on our overall risk management strategy, our degree of tolerance for risk, and the steps management is taking to manage our risks. Management reports on its risk management process on a quarterly basis to the Board of Directors. The Audit and Finance Committee also receives quarterly reports on key financial risks that could affect us.

We have designated an executive officer to oversee our risk management process. That executive officer provides the quarterly reports regarding our risk management process. He is an experienced corporate executive who is familiar with our global businesses, locations and personnel, and the industries in which we operate. He has the position and authority sufficient to hold others accountable for risk mitigation activities. Prior to 2010, the risk management process was facilitated by the head of internal audit. However, our management determined it would be more appropriate to designate one of our executive officers to oversee the risk management process, so that internal audit would have the independence to evaluate the effectiveness of the risk management process.

The Board of Directors oversees our risk management process and our management is responsible for day-to-day risk assessment and mitigation activities. We believe this division of responsibilities provides an effective approach for addressing our risks and that our Board leadership structure (with the separation of the Chairman of the Board from the Chief Executive Officer to strengthen the Board of Directors general oversight role) is aligned with this approach.

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee also reviews the current composition of the Board to determine the needs of the Board in terms of diversity of candidates including diversity of skills, experience, race, national origin or gender, but the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity. The Nominating and Governance Committee will consider all these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses an external search firm to assist it in locating candidates that meet the criteria for qualified candidates. The Nominating and Governance Committee has currently retained Heidrick & Struggles to provide such assistance. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Way, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2012 Annual Meeting.”

Compensation of Directors

Non-employee directors, with the exception of the TDK nominated director, receive the following compensation for service on our Board:

•	Annual Retainer: $50,000

•	Committee Chairman Fee:

•	$7,500 per year for serving as chair of the Nominating and Governance Committee

•	$10,000 per year for serving as chair of the Compensation Committee

•	$10,000 per year for serving as chair of the Audit and Finance Committee

•	Non-Executive Chairman Fee: 1.2 times the Annual Retainer, currently $60,000 (in addition to the Annual Retainer received by all Directors, for a total of $110,000)

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Committee meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Interview of Board Candidates: $1,500 per interview

•	Equity Grants: Directors receive an initial equity grant of restricted stock and options to purchase common stock on the date a person becomes a director and an additional annual equity grant of restricted stock and options to purchase common stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $175,000 in stock options and restricted stock, with 50% of the value granted as stock options valued under a modified Black-Scholes model and 50% of the value granted as restricted stock. The Non-Executive Chairman of the Board receives an additional equity grant of 1.2 times the Director grant, currently $210,000, using the same division between stock options and restricted stock and the same valuation model. The restricted stock and stock options vest in one year but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director or Non-Executive Chairman who is first elected at a time other than the annual meeting of shareholders is prorated based on the dollar value of the equity grant granted to directors or the Non-Executive Chairman at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts made by each director to qualified charitable institutions in an amount up to $15,000 per year.

•	Training Program Reimbursement: We encourage our directors to attend training programs for directors and reimburse any director who chooses to attend a training program for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings, other meetings with management and interviews of Board candidates.

In lieu of cash, non-employee directors may elect to receive all or part of their Annual Retainer, Non-Executive Chairman fee, Committee Chairman fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

	Director Compensation for Fiscal Year 2010
	Fees Earned or				All Other
	Paid in Cash		Stock Awards	Option Awards	Compensation	Total
Name	($)		($)(1)	($)(2)	($)(3)	($)

David P. Berg	52,147	(4)	72,889	56,797	2,500	184,333
Michael S. Fields(5)	61,000	(6)	87,502	67,971	0	216,473
Charles A. Haggerty	75,500		87,502	67,971	15,000	245,973
Linda W. Hart	140,000	(7)	192,498 (8)	149,533 (9)	15,000	497,031
Ronald T. LeMay	87,000	(10)	87,502	67,971	15,000	257,473
Raymond Leung(11)	0		0	0	0	0
L. White Matthews, III	93,500	(12)	87,502	67,971	11,300	260,273
Trudy A. Rautio	56,142	(13)	72,889	56,797	15,000	200,828
Charles Reich(14)	5,000		0	0	0	5,000
Glen A. Taylor	78,993	(15)	87,502	67,971	15,000	249,466
Daryl J. White	91,000	(16)	87,502	67,971	0	246,473

(1)	On May 5, 2010 each director, other than Mr. Berg, Dr. Leung, Ms. Rautio and Dr. Reich, were awarded 8,438 shares of restricted stock. The grant date fair value of that restricted stock award is $87,502. On July 6, 2010, Mr. Berg and Ms. Rautio were awarded 8,545 shares of restricted stock in connection with their election to the Board of Directors. The grant date fair value of that restricted stock award is $72,889. Dr. Reich retired from the Board in February 2010 and did not receive an award of restricted stock. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $10.37 (May 5, 2010) and $8.53 (July 6, 2010), respectively. The number of shares of restricted stock that are outstanding for each director at fiscal year end is 8,438, other than Mr. Berg and Ms. Rautio for whom the number of shares of restricted stock outstanding is 8,545; Dr. Leung and Mr. Fields for whom the number of shares of restricted stock outstanding is 0, and Ms. Hart for whom the number of shares of restricted stock outstanding is 18,563. See Footnote 8.

(2)	On May 5, 2010 each director, other than Mr. Berg, Dr. Leung, Ms. Rautio and Dr. Reich, were awarded options to purchase 15,378 shares of common stock. The grant date fair value of that option award is $67,971. On July 6, 2010, Mr. Berg and Ms. Rautio were awarded options to purchase 15,777 shares of stock in connection with their election to the Board of Directors. The grant date fair value of that option award is $56,797. In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the option: May 5, 2010: risk free rate: 2.483%; expected life: 5.5 years; volatility: 42.79%; and dividend yield: 0%; resulting in a grant date fair value of $4.42 per share and July 6, 2010: risk free rate: 1.92%; expected life: 5.5 years; volatility: 43.49%; and dividend yield: 0%; resulting in a grant date fair value of $3.60 per share. The number of shares underlying stock options that are outstanding for each director at fiscal year end are as follows: Mr. Berg: 15,777; Mr. Fields: 67,449; Mr. Haggerty: 73,148; Ms. Hart: 166,870; Mr. LeMay: 107,449; Dr. Leung: 0; Mr. Matthews: 89,997; Ms. Rautio: 15,777; Dr. Reich: 60,417; Mr. Taylor: 97,449; and Mr. White: 107,449.

(3)	These amounts represent matching gifts by Imation to qualified charitable institutions of $2,500 for Mr. Berg, $11,300 for Mr. Matthews, and $15,000 for Mr. Haggerty, Ms. Hart, Mr. LeMay, Ms. Rautio, and Mr. Taylor.

(4)	Mr. Berg elected to receive 25% of his annual retainer and 100% of his meeting fees in shares of common stock in lieu of cash. That election resulted in the conversion of $20,909.89 into 2,305 shares of common stock.

(5)	Mr. Fields passed away in October 2010. Pursuant to the terms of his equity award agreements, 8,438 shares of restricted stock and options to purchase 15,378 shares of stock were immediately vested upon Mr. Fields’ death.

(6)	Mr. Fields elected to receive 25% of his annual retainer in shares of common stock in lieu of cash. That election resulted in the conversion of $12,500 into 1,195 shares of common stock.

(7)	Ms. Hart is Non-Executive Chairman of the Board and this amount includes that fee.

(8)	Ms. Hart, as Non-Executive Chairman of the Board, received an additional restricted stock award of 10,125 shares on May 5, 2010. The grant date fair value of the restricted stock award is $104,996. In accordance with FASB ASC Topic 718, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $10.37.

(9)	Ms. Hart, as Non-Executive Chairman of the Board, received an additional option grant of 18,453 shares on May 5, 2010. The grant date fair value of the option award is $81,562. In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: risk free rate: 2.483%; expected life: 5.5 years; volatility: 42.79%; and dividend yield: 0%; resulting in a grant date fair value of $4.42 per share.

(10)	Mr. LeMay is the Chairman of our Nominating and Governance Committee and this amount includes the Committee Chairman fee.

(11)	Dr. Leung is TDK’s Board nominee pursuant to the Investor Rights Agreement dated July 31, 2007 that we entered into with TDK in conjunction with our acquisition of the TDK recording media business. See “Related Person Transactions and Related Person Transaction Policy.” Pursuant to the Investor Rights Agreement, Dr. Leung will not be compensated for his service on the Board of Directors.

(12)	Mr. Matthews is Chairman of our Audit and Finance Committee and this amount includes the Committee Chairman fee.

(13)	Ms. Rautio elected to receive her cash compensation in shares of common stock in lieu of cash. That election resulted in the conversion of $56,142 to 6,380 shares of common stock.

(14)	Dr. Reich retired from our Board effective February 8, 2010.

(15)	Mr. Taylor has elected to receive his cash compensation in shares of common stock in lieu of cash. That election resulted in the conversion of $78,993 to 7,707 shares of common stock.

(16)	Mr. White is Chairman of our Compensation Committee and this amount includes the Committee Chairman fee.

The Nominating and Governance Committee reviews Board compensation every year based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2010 and 2011, the compensation consultant is Hewitt Associates. The compensation consultant advises the Nominating and Governance Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and based on market trends such as mix of cash and equity.

In May 2010, the Board, as recommended by the Nominating and Governance Committee, approved the following changes in director compensation for 2010: (i) increasing the Nominating and Governance Committee Chairman fee from $5,000 to $7,500; (ii) increasing the Compensation Committee Chairman fee from $7,500 to $10,000; (iii) increasing the in-person Nominating and Governance Committee and Compensation Committee meeting fees from $1,000 to $1,500 (the Audit & Finance Committee in person meeting fees were already at that level); (iv) returning the annual equity grant dollar value to 2009 levels (after a 40% reduction taken in 2010 consistent with the reduction for employees) from $105,000 to $175,000; and (v) changing the mix of stock options and restricted stock awarded as an annual grant from 75%/25% to 50%/50%. The Nominating and Governance Committee determined not to recommend any changes in director compensation for 2011. Employee directors are not compensated for their service on the Board of Directors.

Stock Ownership Guidelines

Our director stock ownership guidelines provide that each of our directors is encouraged to own stock valued at not less than $130,000. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors. The value of director’s ownership is calculated two ways, based on (1) the current market value and (2) the value at the time the director became subject to the director stock ownership guidelines. A director would be in compliance if the director meets the guidelines under either calculation. In February 2010, the Board determined to add the alternative measurement calculation (in addition to current market value) to address the effect of market fluctuations in our stock on the ability of directors to comply with the stock ownership guidelines.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•	non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•	any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Ms. Hart has reached age 70 and has not been nominated for re-election as a Director under our retirement policy.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. We have also entered into indemnity agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

Item No. 1
ELECTION OF DIRECTORS

General Information

Our Board of Directors is currently composed of ten directors divided into three classes. The members of each class are generally elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Berg and Lucas, Dr. Leung, Ms. Hart and Ms. Rautio are the five directors serving in Class III with terms expiring at the 2011 Annual Meeting. Ms. Hart has reached retirement age and will not be standing for re-election. Of the other two classes, Class I has two members and Class II has three members. In order to make the classes of directors as equal as possible as required by our bylaws, one Class III director, Mr. Lucas, is being nominated for a term of one year so that he will become a Class I director and as a result, each of the classes will have three members.

Messrs. Berg and Lucas, Dr. Leung and Ms. Rautio have been nominated by the Board of Directors for re-election, with Mr. Berg, Dr. Leung and Ms. Rautio being nominated for three-year terms and Mr. Lucas being nominated for a one-year term at the Annual Meeting.

Each of the nominees standing for election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class III nominee elected will hold office until the annual meeting of shareholders to be held in 2014 or until his or her successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his or her death or removal. The Class I nominee will hold office until the annual meeting of shareholders to be held in 2012 (when the terms of the other two Class I directors expire) or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal.

Information Concerning Directors

All of our directors meet the expectations described in the section entitled “Director Nominations.” In addition, each director has a particular area of expertise that is of value to Imation and has led to the creation of a well-rounded Board of Directors. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a director of Imation.

Director Nominee — Class I (Term Ending 2011)

Mark E. Lucas	Mark E. Lucas, age 56, is President and Chief Executive Officer of Imation, a position he has held since May 2010. From March 2009 to May 2010, Mr. Lucas was President and Chief Operating Officer of Imation. Prior to joining Imation, Mr. Lucas served as Chairman and Chief Executive Officer of Geneva Watch Group (a privately held company that is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands) from November 2005 to August 2008. Prior to that role, Mr. Lucas served as President and Chief Executive Officer of Altec Lansing Technologies (a manufacturer of consumer audio equipment) from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation (a data storage solutions company) from 2000 to 2001, The Gillette Company (a developer, manufacturer and seller of blades and razors, toiletries and cosmetics) from 1996 to 1999 and Duracell International Inc. (manufacturer and marketer of high-performance alkaline and other batteries) from 1988 to 1996 and started his career at Nestle Corp. Mr. Lucas was a director of Imation from April 2007 to February 2009 and served as a member of Imation’s Audit and Finance Committee and Compensation Committee. Mr. Lucas resigned from the Board of Directors of Imation in connection with his appointment as President and Chief Operating Officer. Mr. Lucas’ resignation from the Board of Directors was a requirement of his employment. Mr. Lucas was again elected as a director of Imation in May 2010. He is a director of Noble Biomaterials, Inc. a privately-held company. Mr. Lucas brings to our Board his significant experience in consumer packaged brands and goods, electronics and data storage businesses across both business and retail channels. He has experience in managing businesses globally, including global supply chains and manufacturing operations and also has strong change management skills.

Director Nominees — Class III (Term Ending 2011)

David P. Berg	Mr. Berg, age 49, is Chief Operating Officer and Executive Vice President, Global Business Development of General Nutrition Centers, Inc. (“GNC”) (a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products) and Chief Operating Officer of its indirect parent, GNC Acquisition Holdings, Inc., positions he has held since June 2010. From September 2009 to June 2010, Mr. Berg was Executive Vice President, Global Business Development and Chief Operating Officer, International of GNC. From 2002 to March 2009, Mr. Berg served in various capacities for Best Buy, Inc. (a multinational retailer of technology and entertainment products and services), including Executive Vice President and Chief Operating Officer, Best Buy International from July 2008 to March 2009, Executive Vice President, International Strategy and Corporate Development from March 2008 to July 2008, Senior Vice President, International Strategy and Corporate Development from March 2007 to March 2008, Chief Operating Officer, Best Buy International from July 2006 to March 2007, Senior Vice President, Strategic Alliances from September 2004 to July 2006 and Vice President and Associate General Counsel from December 2002 to September 2004. From 2001 to 2002, he was the President and Chief Operating Officer, International Division of Danka Business Systems (a United Kingdom-based office equipment and solutions company). Mr. Berg has been a director of Imation since July 2010. Mr. Berg brings to our Board extensive experience in retail, international business, mergers and acquisitions and operations.

Raymond Leung	Dr. Raymond Leung, age 54, is Chairman and Chief Executive Officer of TDK China Co., Ltd., TDK Corporation’s subsidiary in China, a position he has held since 2005, Senior Vice President of TDK Corporation Japan, a position he has held since 2007, as well as Chairman of SAE Magnetics, a wholly owned subsidiary of TDK involved in the development, manufacture and sale of hard disk drive heads. He joined SAE Magnetics in 1981, which was later acquired by TDK in 1986. Dr. Leung has been an officer of TDK Corporation Japan since 2004. Dr. Leung has been a director of Imation since November 2007. Dr. Leung is TDK Corporation’s nominee to serve on the Imation Board of Directors pursuant to the Investor Rights Agreement dated July 31, 2007 that Imation entered into with TDK in conjunction with Imation’s acquisition of the TDK Recording Media business. As a result of the TDK Recording Media business transaction, TDK became the largest shareholder of Imation. See “Information Concerning Solicitation and Voting-Related Person Transactions and Related Person Transaction Policy.” Dr. Leung brings to our Board his extensive experience in the data storage industry, including his experience in the development of new products and markets, especially in Greater China.

Trudy A. Rautio	Ms. Rautio, age 58, is Executive Vice President and Chief Financial Officer of Carlson, (a global hospitality and travel company), a position she has held since February 2005. In 2010 she also assumed the title of Chief Administrative Officer for Carlson by adding responsibility for the Information

Technology function. From 2003 to February 2005, Ms. Rautio served as President and Chief Operating Officer for Carlson Hotels, The Americas and from 1997 to 2003 served as Executive Vice President and Chief Financial Officer of Carlson Hospitality Worldwide and Chief Administrative Officer, Carlson Hotels. From 1993 until 1997, she served in various capacities for Jostens, Inc. (a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliations), including as Senior Vice President, Finance from 1994 until 1997. From 1982 until 1993, Ms. Rautio served in various capacities for The Pillsbury Company (a leading food company). Ms. Rautio is a director of The Rezidor Hotel Group, a publicly-traded company on the Stockholm exchange, and Securian Holding Company and Carlson Wagonlit Travel, Inc., both privately-held companies. Ms. Rautio has been a director of Imation since July 2010. Ms. Rautio brings to our Board her financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of large public and private corporations and international operations and administration experience. Ms. Rautio also brings additional board experience having served as a director of several public and privately-held companies and contributes to the diversity of our Board.

Board Members Continuing in Office — Class I (Term Ending 2012)

Ronald T. LeMay	Ronald T. LeMay, age 65, has served as Chairman of Aircell Corporation (a designer, manufacturer and marketer of airborne telecommunication systems) since February 2010 and from July 2006 to July 2009. Mr. LeMay served as CEO of Aircell Corporation from July 2009 to February 2010. Mr. LeMay also served as Executive Chairman and as Chief Executive Officer of Last Mile Connections, Inc. (a network bandwidth exchange and solutions provider) from September 2005 and October 2006, respectively, until August 2009. Mr. LeMay has served as Chairman of October Capital (a private investment company) since February 2000 and Razorback Capital (a private investment company) since August 2006. Mr. LeMay serves in various board and executive capacities in the portfolio companies of October Capital and Razorback Capital. Mr. LeMay has also served as President and Managing Director of OpenAir Ventures (a venture capital firm formed to make early stage investments in wireless companies) since January 2010. Previously, Mr. LeMay served as Representative Executive Officer of Japan Telecom from November 2003 until the sale of the company in July 2004 and as President and Chief Operating Officer of Sprint Corporation from October 1997 until April 2003. Mr. LeMay has been a director of Imation since July 1996 (except for the period from August 5, 1997 to December 31, 1997). He is also a director of Allstate Corporation. Mr. LeMay brings to our Board his unique perspective gained from his executive leadership experiences in both a large public company and numerous start-up companies. Those experiences at different ends of the spectrum of company development provide him with a breadth of knowledge in dealing with growth and expansion of products and companies.

L. White Matthews, III	L. White Matthews, III, age 65, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director and Chairman of the Board of Constar International Inc., a publicly held company, and a director of PNC Mutual Funds, Inc., a privately-held company. Mr. Matthews was also a director of two publicly held companies: Matrixx Initiatives, Inc. from 2003-2011 and Ceridian Corporation from 2005-2008 where he served as Chairman of the Board in his last year. Mr. Matthews brings to our Board his experience as a financial leader with a variety of executive positions and public company board experiences. Those experiences have provided him with significant depth and breadth of knowledge in dealing with complex financial and accounting matters, evaluating financial results, overseeing the financial reporting process of a large public corporation and the ability to serve as Chairman of our Audit and Finance Committee. Mr. Matthews also brings corporate governance expertise from his experiences on the board of directors of several public and privately-held companies and his experience in dealing with leadership and management in challenging times.

Board Members Continuing in Office— Class II (Term Ending 2013)

Charles A. Haggerty	Charles A. Haggerty, age 69, has been Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company) since June 2000. In June 1992, Mr. Haggerty became President and Chief Operating Officer and in July 1993, Chairman, President and Chief Executive Officer of Western Digital Corporation (a hard disk maker). Mr. Haggerty retired from Western Digital Corporation in June 2000. Prior to June 1992, Mr. Haggerty had a 28-year career with IBM Corporation (an information technology company), rising to the post of Vice President and General Manager of the worldwide OEM storage products business. Mr. Haggerty has been a director of Imation since October 2004. Mr. Haggerty is also a director of Pentair Corporation, Beckman Coulter, Inc., Deluxe

Corporation and LSI Corporation. Mr. Haggerty brings to our Board his extensive experience in the information technology industry, including his experience in senior leadership positions such as chief operating officer and chief executive officer. He also has significant experience in the needs and concerns of public companies, having served on many company boards, including as chairman of various board committees. Mr. Haggerty also brings financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a large public corporation.

Glen A. Taylor	Glen A. Taylor, age 69, has been Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas) since 1975. In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of Imation since May 2000. Mr. Taylor brings to our Board his broad experience in growing a multi-national corporation, including his skills in managing global operations and global expansion. He also has expertise and insights in growing a company through acquisitions.

Daryl J. White	Daryl J. White, age 63, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of Imation since July 1996. Mr. White brings to our Board his extensive senior executive level experience in computer and technology related industries including both commercial and consumer products. Mr. White also provides financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a large public corporation.

Board Member Departing from the Board of Directors at the 2011 Annual Meeting

Linda W. Hart	Linda W. Hart, age 70, Non-Executive Chairman of the Board of Imation, has been Vice Chairman and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials) since 1990 and Vice Chairman, President and Chief Executive Officer since January 2008. Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart has been a director of Imation since July 1996 and was elected Non-Executive Chairman in April 2007. Ms. Hart is also a director of each of the Hart Group companies: Hart Group, Inc., Rmax Operating, LLC and L&M Acquisitions, Inc. Ms. Hart also serves on the Board of Trustees for the Center for Strategic & International

Studies, Washington, D.C.; the Women’s Leadership Board, Harvard University, Kennedy School of Government; and numerous other educational, civic and charitable institutions. Ms. Hart brings to our Board her experience and perspective as senior executive of a diversified group of companies. She also brings significant experience in corporate governance through her work as an attorney, which included consulting with the Securities and Exchange Commission and serving as Chairman of The New York Stock Exchange Legal Advisory Committee. She also has over 25 years of services as a director of various private and public technology, commercial and consumer companies which provides her the necessary skills to serve as our Non-Executive Chairman of the Board.

The Board of Directors recommends you vote FOR the election of each of the nominees as directors of Imation for the terms indicated above. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing four directors, the four nominees receiving the highest number of votes will be elected.

Our Guidelines contain a policy that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly offer to tender his or her resignation. The Nominating and Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Item No. 2
APPROVAL OF THE 2011 STOCK INCENTIVE PLAN

On February 10, 2011, the Board adopted, subject to shareholder approval, the Imation Corp. 2011 Stock Incentive Plan (the “2011 Incentive Plan”). The purpose of the 2011 Incentive Plan is to promote the interests of Imation and our shareholders by aiding us in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee directors capable of assuring the future success of Imation and motivating such persons to put forth maximum efforts for the success of our business. The 2011 Incentive Plan will allow us to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in Imation, thereby aligning the interests of such persons with our shareholders.

We currently award stock options and restricted stock to employees, officers and non-employee directors under the 2008 Stock Incentive Plan (the “2008 Incentive Plan”). As of February 15, 2011, we had approximately 1,080,975 shares remaining available for future awards under the 2008 Incentive Plan. If the 2011 Incentive Plan is approved by our shareholders, we will terminate the 2008 Incentive Plan upon such shareholder approval, and no more awards will be granted thereunder.

The Board believes that the continuation of stock-based compensation programs is essential in attracting, retaining and motivating highly qualified officers, employees and non-employee directors to enhance our success. The 2011 Incentive Plan will allow for the continued use of stock-based compensation. The flexibility of the 2011 Incentive Plan will allow future awards to be based on then-current objectives for aligning compensation with shareholder value.

The following is a summary of the material terms of the 2011 Incentive Plan and is qualified in its entirety by reference to the 2011 Incentive Plan. A copy of the 2011 Incentive Plan is attached as Appendix A to this Proxy Statement.

Administration

The Compensation Committee (for purposes of this summary, the “Committee”), will administer the 2011 Incentive Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, including conditions for forfeiture or recoupment of awards, consistent with the provisions of the 2011 Incentive Plan. In addition, the Committee can specify whether, and under what circumstances, awards to be received under the 2011 Incentive Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Committee. Subject to the provisions of the 2011 Incentive Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has authority to interpret the 2011 Incentive Plan and establish rules and regulations for the administration of the 2011 Incentive Plan.

The Committee may delegate its powers under the 2011 Incentive Plan to one or more directors (including a director who is also an officer), except that the Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in a way that would violate Section 162(m) of the Internal Revenue Code. In addition, the Committee may authorize one or more of our non-director officers to grant stock options under the 2011 Incentive Plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board of Directors may also exercise the powers of the Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.

Eligible Participants

Any employee, officer, consultant, independent contractor, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the Committee, is eligible to receive an award under the 2011 Incentive Plan. As of February 15, 2011, approximately 1,134 employees, officers, consultants, independent contractors, advisors and directors were eligible as a class to be selected by the Committee to receive awards under the 2011 Incentive Plan.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2011 Incentive Plan will be 4,500,000. Certain awards under the 2011 Incentive Plan are subject to limitations as follows:

•	No person may be granted in any calendar year awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, of more than 500,000 shares in the aggregate.

•	The maximum number of shares that may be awarded pursuant to grants of awards other than options and stock appreciation rights is 1,100,000. (Options granted for less than fair market value where required by foreign legislative requirements would be included as part of this limitation.)

•	Non-employee directors, as a group, may not be granted awards in the aggregate of more than 1,000,000 of the shares available for awards.

The Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2011 Incentive Plan.

Types of Awards and Terms and Conditions

The 2011 Incentive Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2011 Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option may not be less than the fair market value of our common stock on the date of grant of such option except to satisfy legal requirements of foreign jurisdictions or if the option is in substitution for an option previously granted by an entity acquired by us. The grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such SAR. Determinations of fair market value under the 2011 Incentive Plan will be made in accordance with methods and procedures established by the Committee. The term of awards will not be longer than ten years from the date of grant. Awards will be adjusted by the Committee in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2011 Incentive Plan.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The minimum vesting period for restricted stock and restricted stock units is one year from the date of grant. The Committee may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control of Imation. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents.  The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not grant dividend equivalents in connection with grants of options or SARs.

Performance Awards.  In addition to options and SARs, the Committee may grant awards under the 2011 Incentive Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Committee in compliance with Section 162(m) of the Internal Revenue Code. The Committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant within the time period prescribed by Section 162(m) of the Internal Revenue Code.

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, market capitalization, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. To the extent consistent with Section 162(m) of the Internal Revenue Code, the Committee may establish rules to permit the Committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including, but not limited to, asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; acquisitions; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Under the 2011 Incentive Plan, the Committee will certify that the applicable performance goals have been met prior to payment of any performance awards to participants to the extent required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $2,000,000 in value, whether payable in cash, stock or other property.

Stock Awards.  The Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2011 Incentive Plan.

Other Stock-Based Awards.  The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2011 Incentive Plan.

Accounting for Awards

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates will be counted against the aggregate number of shares available for awards under the 2011 Incentive Plan. For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the 2011 Incentive Plan. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash will not be counted against the aggregate number of shares available for awards under the 2011 Incentive Plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the 2011 Incentive Plan. If shares of restricted stock awarded under the 2011 Incentive Plan are forfeited or otherwise reacquired by us prior to vesting, those shares will again be available for awards under the 2011 Incentive Plan. Shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will not be available again for granting awards under the 2011 Incentive Plan.

Duration, Termination and Amendment

Unless discontinued or terminated by the Board, the 2011 Incentive Plan will expire on May 3, 2021. Awards may be granted under the 2011 Incentive Plan until the earlier to occur of termination of the Plan or the date on which all shares available for awards under the 2011 Incentive Plan have been purchased or acquired; provided, however, that incentive stock options may not be granted following the 10-year anniversary of the Board’s adoption of the 2011 Incentive Plan.

The Board may amend, alter, suspend, discontinue or terminate the 2011 Incentive Plan at any time, although shareholder approval must be obtained for any amendment to the 2011 Incentive Plan that would (1) increase the number of shares of our common stock available under the 2011 Incentive Plan, (2) increase the award limits under the 2011 Incentive Plan, (3) permit awards of options or SARs at a price less than fair market value, (4) permit repricing of options or SARs, or (5) cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2011 Incentive Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange, The NASDAQ Stock Market LLC or any other securities exchange that are applicable to us.

Prohibition on Repricing Awards

Without the approval of our shareholders, the Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation for cash or a replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2011 Incentive Plan.

Transferability of Awards

Except as otherwise provided by the terms of the 2011 Incentive Plan, awards (other than stock awards) under the 2011 Incentive Plan may only be transferred by will or by the laws of descent and distribution. Under no circumstances may outstanding awards (other than stock awards) be transferred for value.

Federal Income Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

Awards Other than Options and SARs.  If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the 2011 Incentive Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2011 Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2011 Incentive Plan.

Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation.  Under the 2011 Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal, state or local tax obligations.

Section 409A of the Internal Revenue Code.  The Committee will administer and interpret the 2011 Incentive Plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the 2011 Incentive Plan or any award agreement would result in such adverse consequences, the Committee may amend that provision or take other necessary action to avoid any adverse tax results, and no such action will be deemed to impair or otherwise adversely affect the rights of any holder of an award under the 2011 Incentive Plan.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2011 Incentive Plan that were subject to shareholder approval. In addition, the Committee, in its sole discretion, will determine the number and types of awards that will be granted under the 2011 Incentive Plan. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2011 Incentive Plan is approved by our shareholders. The closing price of a share of our common stock as reported on the New York Stock Exchange on February 15, 2011 was $11.21.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2010, including the 2008 Stock Incentive Plan, the 2005 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 1996 Directors Stock Compensation Program. As of December 31, 2010, options and restricted stock had been granted under the 2000 Stock Incentive Plan, 2005 Stock Incentive Plan and 2008 Stock Incentive Plan, and options, restricted stock and restricted stock units had been granted to directors under the 1996 Directors Stock Compensation Program. Our shareholders have approved all of the compensation plans listed below.

				Number of
				Securities
				Remaining Available
	Number of			for Future Issuance
	Securities to be			Under Equity
	Issued Upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
Equity Compensation Plans	Options, Warrants		Options, Warrants	Reflected in the
Approved by Shareholders	and Rights		and Rights	First Column)

2008 Stock Incentive Plan	1,981,147	(1)	$11.07	1,073,031	(2)
2005 Stock Incentive Plan	1,665,806	(1)	32.13	—	(3)
2000 Stock Incentive Plan	1,082,542		34.00	—	(3)
1996 Directors Stock Compensation Program	186,593		33.35	—	(3)

Total	4,916,088		$24.10	1,073,031

(1)	This number does not include restricted stock of 713,611 shares under our 2008 Stock Incentive Plan and 25,585 shares under our 2005 Stock Incentive Plan

(2)	Between fiscal year-end and the date of the shareholders meeting on May 4, 2011, we anticipate using all of the remaining shares available under the 2008 Stock Incentive Plan to grant equity awards, with no more than 255,000 of the remaining shares awarded pursuant to the grant of awards other than options or stock appreciation rights.

(3)	No additional awards may be granted under our 2005 Stock Incentive Plan, 2000 Stock Incentive Plan or 1996 Directors Stock Compensation Program.

The Board of Directors recommends that you vote FOR approval of the 2011 Incentive Plan. The vote required to approve the 2011 Incentive Plan is a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2010:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•	The Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), Imation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2010 fiscal year was compatible with the maintenance of its independence and determined that it was.

•	Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
L. White Matthews, III, Chairman
David P. Berg
Charles A. Haggerty
Ronald T. LeMay
Trudy A. Rautio
Daryl J. White

AUDIT AND OTHER FEES AND
AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2010 and 2009:

	Fiscal Year	Fiscal Year
	2010	2009

Audit Fees:
GAAP and statutory audits	$1,899,000	$2,020,000
Audit-Related Fees:
Services related to business transactions	$77,000	$0
Employee benefit plan audits	$99,000	$78,000
Attest services and other	$35,000	$26,000

Total Audit-Related Fees	$211,000	$104,000
Tax Fees (tax preparation, advice and consulting)	$240,000	$134,000
All Other Fees:
Financial training materials	$1,500	$1,500

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the Chairman of the Audit and Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The Chairman reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC provides back-up documentation as requested, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or Chairman, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On at least an annual basis, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2010 and 2009, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee or the Chairman.

ITEM NO. 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2011. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary:  Imation’s compensation programs are intended to align our named executive officers’ interests with those of our shareholders by rewarding performance with the objective of increasing shareholder value. The total compensation received by our named executive officers varies based on position, experience and individual and corporate performance measured against annual and long-term performance goals. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on Imation and individual performance. Base salaries are targeted at the median of salaries paid by our peer group and vary based on position and individual performance. Annual and long-term incentive programs are designed to build to a total compensation package that reflects Imation and individual performance. For all named executive officers, annual and long-term incentive programs range from 59% to 76% of their total compensation opportunity.

In 2009, base salaries for all employees, including executive officers, were frozen at 2008 levels. In addition, target annual bonus levels were reduced by 10% for all employees, including executive officers, and the target long-term equity compensation was reduced for executive officers. These one-time reductions were part of a broad range of cost-savings measures taken by Imation. During 2010, we conducted a review of our executive compensation program and philosophy with the goal of increasing our focus on pay-for-performance. As a result of our review, in 2010, the pay-for-performance concept was advanced with the introduction of a performance-based component to the long-term incentive program that represented 40% of each executive’s equity grant. The named executive officers received a grant of restricted shares which would only vest based on meeting certain 2010 Imation performance targets, and once the performance targets were met, the restricted shares vest over time.

In 2011, we are increasing the focus on performance-based compensation among all three key elements of annual total compensation: base salary, annual bonus and long-term incentive (“LTI”) compensation. An executive’s individual performance against individual annual objectives will have more significant weight in determining base salary. In addition, for 2011, if bonuses are payable under our Annual Bonus Plan (which is based on corporate performance), bonuses may be adjusted up or down by an amount up to 10% based on achievement of individual performance objectives. Annual LTI grants will continue to have a performance-based component representing 40% of each executive’s award, but the performance-based component will be cash based and move from the annual metric used in 2010 to a three year performance metric for Imation based on operating earnings per share. The use of a longer term performance metric will further align our executive compensation program with the long-term performance of Imation. LTI equity granted in 2011 will vest over three years, commensurate with the three year performance metric established for the cash based award.

The changes we made to our compensation program in 2010 and 2011 build upon our sound compensation governance framework and pay-for-performance philosophy, which are exemplified by:

•	Incentive based pay that makes up a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•	Stock ownership guidelines that are met or exceeded by our named executive officers.

•	A clawback policy which provides for the Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct.

•	Existing severance agreements which require a termination of employment in addition to a change of control before change of control benefits are triggered.

•	Limited perquisites for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides very limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

General Philosophy:  The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing our executive compensation philosophy and administering each component of the executive compensation program. Our executive compensation program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers’ interests with the interests of shareholders; and

•	provide competitive total compensation with an emphasis on pay-for-performance.

We compensate our executive officers primarily through a combination of base salary, bonus and LTI equity compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below.

Compensation Consultant:  The Committee retains a nationally recognized outside compensation consultant to provide assistance to the Committee. The compensation consultant has been instructed to (i) assist in the development of the peer group of companies; (ii) provide advice on and comparisons to peer companies primarily in the areas of compensation philosophy, executive compensation market data, long and short-term incentive plan design and executive stock ownership; (iii) provide advice on the design and structure of compensation programs; (iv) provide the Committee with information on legislative issues affecting compensation decisions; and (iv) prepare special analyses and reports as requested. In 2010, the Committee used Hewitt Associates1 as its compensation consultant.

Compensation Process:  Upon receiving benchmark data from the Committee’s compensation consultant, our human resources personnel prepare all relevant data relating to compensation of the executive officers for the Chief Executive Officer (“CEO”) to review.2 Each February, the Committee reviews our executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. The Committee seeks the advice and input of both its compensation consultant and Imation’s CEO. The Committee meets at least once per quarter, and more frequently if necessary, to perform its duties and responsibilities.

Setting Targeted Total Compensation:  Our compensation setting process establishes targeted total compensation for each executive officer and then allocates that targeted compensation among three elements: base salary, bonus and LTI equity compensation. The Committee’s compensation consultant compares the compensation of Imation’s executive officers to a group of peer companies as approved by the Committee and its total compensation survey of manufacturing and technology companies of relatively comparable size. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. For 2010, the Committee’s compensation consultant

1 Imation management engages Hewitt Associates for certain other compensation consulting; fees for these other consulting services were substantially less than $120,000 in 2010.
2 Frank Russomanno was our CEO until he retired in May and Mark Lucas, our then President and COO, was promoted to President and CEO at that time. For 2010, Mr. Russomanno as CEO and Mr. Lucas as COO, were involved in evaluating performance of executive officers and making compensation recommendations to the Committee.

identified, and the Committee approved, 28 peer companies (chosen from six categories based on the factors referenced above) for use in executive compensation reviews as follows:

Digital:	Talent Competitors:
• Nvidia Corp.	• Digital River Inc.
• Western Digital Corp.	• Garmin, Ltd.
Flash and Storage:	• Harman International Industries Inc.
• Dot Hill Systems Corp.	• Network Appliance Inc.
• Iron Mountain Inc.	• Overland Storage Inc.
• Micron Technology Inc.	• Plantronics Inc.
• SanDisk Corp.	• Quantum Corp.
• Silicon Storage Technology, Inc.	• Quiksilver, Inc.
• Spansion Inc.
Semiconductor and Electrical:	SIC and Industry:
• LSI Logic Corp.	• Hutchinson Technology, Inc.
• Microchip Technology Inc.	• Logitech International
• Qlogic Corp.	• Perot Systems Corp
Consumer Electronics:
• Altera Corp.
• Echostar Corp.
• Lexmark International Corp.
• Netgear inc.
• Palm, Inc.
• Research in Motion Ltd.

In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, LTI equity compensation, retirement plans, other compensation and benefits, and potential severance payouts. This information is provided to the Committee by our human resources personnel in a summary format for each executive. The Committee focuses on base salary, annual bonus and LTI equity compensation in determining annual total compensation. The Committee considers the other items to be important elements of a competitive compensation package, and reviews them regularly, but does not consider them significant factors in determining annual total compensation.

The Committee’s executive compensation guidelines (“Guidelines”) generally target our executives’ total compensation package to be between the 50th and 75th percentile of current market data. The Guidelines also list other factors which may be taken into account including: level of experience, market environment, strategic direction of Imation, criticality of the executive’s position, unique skills of the executive, retention concerns, internal equity (the relative value of the executive’s position as compared to his or her executive peers). The Guidelines also address total compensation for newly-promoted or newly-hired executives which is generally targeted at the 25th to 50th percentile of their market data, while still considering the factors described above. The Committee has the discretion to deviate from the Guidelines.

Except for Mr. Lucas and Mr. Bosler, all of our named executive officers3 have more than five years of experience in their current position. Mr. Lucas was elected CEO in May 2010 after being hired as President and COO in March 2009. Mr. Lucas had significant executive level experience prior to

3 Frank Russomanno, former CEO and Vice Chairman of the Board, retired from Imation in May 2010. He was not included in the Committee’s compensation discussion for 2010 and is therefore excluded from the discussion below. He is included in the Summary Compensation Table due to the fact that he was the CEO for a portion of 2010.

joining Imation and experience with Imation as a member of the Board of Directors (and a member of our Audit and Finance and Compensation Committees) from April 2007 to February 2009. Mr. Bosler was promoted to the position of Senior Vice President, Global Business Management in October 2010 after serving as the Vice President, Americas Region since June 2010 and after being hired as the Vice President, Americas Consumer in January 2009. Mr. Bosler had significant business leadership experience prior to joining Imation. Mr. Lucas’ and Mr. Bosler’s total compensation are each within the target range established for newly-promoted executives and averaged at the 46th percentile of current market data. The aggregate total compensation for the other three named executive officers was within the guidelines set out above for each individual and averaged at the 59th percentile of current market data.

The Committee’s compensation consultant makes available peer group and market data for the individual elements of compensation (base salary, bonus and LTI equity compensation) at the 25th, 50th and 75th percentile. This market data is provided to the Committee as a general reference point in making the compensation recommendations and decisions. However, the Committee has not set target ranges based on this benchmark data for the individual elements of compensation (e.g., base salary, bonus and LTI). As described above, the Committee uses the target ranges for total compensation in measuring how the total compensation package relates to the total compensation peer group data.

Under our current compensation program, the mix of base salary, bonus and LTI equity compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — the levels of management having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate action to generate returns for our shareholders and to be rewarded according to our performance. A result of using both long- and short-term incentives (and stock ownership guidelines described below) is that we believe our executive compensation program does not encourage our executives to take unreasonable risks relating to our business. For 2010, the three components of compensation were allocated approximately as follows: for Mark Lucas, our CEO: base: 24%, bonus: 20%, equity: 56%; for Mr. Zeller, our CFO: base: 33%, bonus: 20%, equity: 47%; and for the other three named executive officers: base: 39%, bonus: 20%, equity: 41%.

Base Salaries:  We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management against (i) their performance objectives for the year, (ii) their current compensation level relative to total compensation target ranges and individual reference points described above and (iii) the other Imation specific factors described in the Guidelines above. The CEO makes recommendations to the Committee for our executive officers other than the CEO based on an evaluation of each executive officer against these standards. The Committee reviews the recommendations and the underlying basis for those recommendations, and approves base salaries for each executive officer, except the CEO. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the benchmark data from the Committee’s compensation consultant, the Committee reviews and recommends base salary for the CEO to the independent members of the Board. The approved annual base salary increases are effective on or about May 1 each year. We believe that base salaries for Imation’s executive officers are positioned at competitive levels, reflect individual performance and are within our executive compensation guidelines.

Bonuses:  We believe that a portion of compensation should focus our executive management on achieving short-term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that all non-sales commissionable employees should be rewarded based on the same company-wide performance criteria wherever possible. Therefore, our practice is to award cash bonuses each year based upon annual performance objectives for Imation for the previous calendar year to all eligible employees, including our executive officers, through our Annual Bonus

Plan (“ABP”). The Committee approves an annual target bonus amount, which currently ranges from 3% to 90% of base salary, for all participating non-sales commissionable employees, based on career level. In determining the target bonus amount for the executive officers, the Committee reviews the bonus percentage with reference to the factors set forth in the Guidelines (including benchmark data from the peer group), and for executive officers other than the CEO, recommendations by the CEO. The Committee’s determination of the target bonus amount for the CEO is made with input from its compensation consultant regarding market data from the peer group and a review of appropriate bonus level based on CEO experience and is recommended to the independent members of the Board for approval.

For 2010, the Committee decided to restore the target bonus amount to 2009 levels (following the 2009 one-time target bonus amount reduction of 10% for all employees), for all executive officers other than the CEO and recommended to the independent members of the Board of Directors that the CEO target bonus amount be restored to the 2009 level as well. The Committee determined that it would be appropriate to eliminate the 10% reduction and focus on the design and metrics of the ABP for 2010. In addition, as part of the 2010 compensation review, the Committee approved target bonus increases for certain named executive officers and recommended an increase in target bonus percentage to the independent members of the Board for Mr. Lucas in connection with his promotion to CEO. The 2010 target bonus amounts for executive officers ranged from 40% to 90% of base salary for the CEO.

Additionally, the Board approves the ABP financial performance targets as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance at a minimum or threshold level, a target level and a maximum or stretch level. The financial performance for 2010 was measured against operating income, free cash flow4 and new product gross margin dollars for selected product categories. We chose these targets for 2010 because we believed they should be the key metrics in measuring our 2010 financial performance. We added the new product gross margin dollar target for the 2010 ABP because we believe our focus going forward should be on developing new product offerings at an appropriate gross margin. The targets for 2010 were as follows (dollars in millions): 50% Threshold: operating income: $14.9, free cash flow $63.0, new product gross margin dollars: $50.0; 100% Target: operating income: $20.3, free cash flow $84.0, new product gross margin dollars: $66.0; 150% Maximum: operating income: $30.3, free cash flow $125.0, new product gross margin dollars: $82.0. Those three corporate 2010 ABP targets are each weighted one-third. Imation must achieve the threshold level of operating income before any payout is made under the ABP. If the threshold level of operating income is met, then each target is reviewed individually to determine what performance percentage was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus-percentage would be payable and at the maximum performance for each factor 150% would be payable. Based on performance against each factor, if bonuses are paid, bonuses can be payable at any percentage between 50% and 150% of the target levels. These performance-based annual bonuses can be highly variable from year to year and are typically based on the base salary and bonus percentage in effect for each individual as of December 31 of the year for which the bonus is being paid. A bonus level for an individual can change based on a promotion during the year, and for executive officers, the bonus percentage is prorated based on the date of promotion or other change.

4 We calculated free cash flow as cash flow from operating activities less capital spending and without impact from cash taxes, cash restructuring and litigation settlement.

For 2010, the named executive officers could earn cash bonuses up to the following amounts:

	Bonus at Threshold		Bonus at Maximum
	Performance Level	Bonus at Target	Performance Level
Executive Officer	(50% of Target)	Performance Level	(150% of Target)

Mark E. Lucas	40% of Base Salary from January 1 to May 4; 45% of Base Salary from May 5 to December 31	80% of Base Salary from January 1 to May 4; 90% of Base Salary from May 5 to December 31	120% of Base Salary from January 1 to May 4; 135% of Base Salary from May 5 to December 31
Paul R. Zeller	30% of Base Salary	60% of Base Salary	90% of Base Salary
Greg J. Bosler	25% of Base Salary from January 1 to October 3; 30% of Base Salary from October 4 to December 31(1)	50% of Base Salary from January 1 to October 3; 60% of Base Salary from October 4 to December 31(1)	75% of Base Salary from January 1 to October 3; 90% of Base Salary from October 4 to December 31(1)
Subodh K. Kulkarni	25% of Base Salary from January 1 to April 30; 30% of Base Salary from May 1 to December 31	50% of Base Salary from January 1 to April 30; 60% of Base Salary from May 1 to December 31	75% of Base Salary from January 1 to April 30; 90% of Base Salary from May 1 to December 31
John L. Sullivan	25% of Base Salary from January 1 to April 30; 30% of Base Salary from May 1 to December 31	50% of Base Salary from January 1 to April 30; 60% of Base Salary from May 1 to December 31	75% of Base Salary from January 1 to April 30; 90% of Base Salary from May 1 to December 31

(1)	Mr. Bosler’s bonus percentage increase was made in connection with his promotion to Senior Vice President, Global Business Management in October 2010.

For 2010, Imation’s corporate performance was above the target with respect to our operating income, above the maximum with respect to free cash flow and below the target with respect to new product gross margin dollar goals. Based on Imation’s 2010 results, Imation achieved a corporate ABP payout of 85.7% of the target bonus amount. The amount of the bonus for each of the named executive officers, paid in February 2011, is provided in the Summary Compensation Table.

LTI Equity:  We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. As Imation continues its transition, the Committee believes that it is even more critical to ensure long-term motivation for its executive officers. Our 2010 LTI equity compensation consists of a combination of non-qualified stock options and shares of restricted stock, with a portion of the restricted stock vesting only if we met or exceeded certain 2010 performance targets established by the Committee.

Our standard time-based stock option awards vest 25% on each anniversary of the grant and have a term of ten years from the grant date. Stock options provide a return to the employee if he or she remains an Imation employee until the options have vested, and then only if the market value of the stock appreciates over the grant price during the term of the option. Our standard time-based restricted stock grants also typically vest 25% per year over a four-year period. Our 2010 performance-based restricted stock grants vest 25% per year over a four year period but only if achievement of certain performance targets for 2010 are met. Restricted stock provides a return to the employee only if he or she remains an Imation employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. Restricted stock can also depreciate from the value calculated at the grant date if the price at vesting is less than the price at the grant date.

Our practice for determining equity grants to executive officers other than the CEO, as approved by the Committee, is to first determine the value of compensation that should be provided as equity, based on the individual performance, level of responsibility, scope and complexity of the position of the executive officers and the factors described above in the Guidelines. Subsequent to that determination, our practice is to have the CEO make recommendations to the Committee, for executives other than the CEO, in stock options and shares of restricted stock (both time-based and performance-based) that have an estimated fair market value equal to that target amount on the date of grant. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the benchmark data from the Committee’s compensation consultant, the Committee’s practice is to review and recommend equity grants for the CEO to the independent members of the Board.

In 2010, the Committee determined to maintain the 40% reduction of the target equity amount from the peer group and market data median reference point that was instituted in 2009 as part of a 2009 one-time target equity amount reduction for all employees but to add a target equity amount that was performance based to allow executive to “earn” LTI equity compensation based on our performance. The Committee determined that the performance-based equity compensation should be restricted stock which would vest based on our 2010 operating income targets under the ABP. If operating income did not meet the threshold under the ABP, 0% would vest; if operating income met the threshold but did not meet the target, 50% of the grant would vest over four years, vesting in equal amounts on each anniversary of the grant date (and the remaining 50% of the award would be forfeited); and if operating income met or exceeded the target, 100% of the award would vest over four years in equal amounts on each anniversary of the grant date. The grant is not prorated if operating income is between the threshold and target amounts.

For all executives other than the CEO and CFO, the value of the long-term equity grant was split as follows: 30% as time-based stock options; 30% as time-based restricted stock and 40% as performance-based restricted stock. In May 2009, the Committee determined that the fair market value split for the CEO and CFO should be more heavily weighted to time-based stock options than time-based vesting restricted stock to further align the most strategic decision makers with the interests of shareholders in improving the stock price, linking more of the at risk compensation to long-term stock price improvement. In 2010, for the CEO and CFO the value of the long-term equity grant was split as follows: 45% as time-based stock options, 15% as time-based vesting restricted stock and 40% as performance-based restricted stock. The Committee’s compensation consultant determines the value of the stock options and restricted stock using its modified Black-Scholes valuation model to determine the approximate number of shares to be granted. The exact number of shares is determined based on the compensation consultant’s valuation model and the closing price on the date of grant.

For 2010, Imation’s corporate performance was above the target with respect to our operating income. Based on Imation’s 2010 results, each executive received 100% of the performance-based restricted stock grant. The number of shares vesting for each of the named executive officers is provided in the Outstanding Equity Awards at Fiscal Year End Table and the value is included in the Summary Compensation Table.

With the exception of promotions and new hires, the CEO reviews the proposed awards during the February Committee and Board meetings and the awards are finalized and granted at the May Committee and Board meetings. This timing was selected because it enables us to consider prior year performance by Imation and the potential recipients and our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Except in the case of new hires and mid-year grants, the grant date of stock options and restricted stock is the date of the approval of the grants. For new hires and mid-year grants, equity awards are typically granted the first Monday of the month following the hire or approval date. The exercise price of stock options is the closing price of the underlying common stock on the grant date.

2010 Compensation: As a result of the processes described above, the Committee made the following compensation decisions for 2010 with respect to base salary and bonus based on a review of the named executive officers’ performance, the executive compensation guidelines and peer group compensation:

•	Mark Lucas: In conjunction with Mr. Lucas’ promotion to President and CEO on May 4, 2010, the Board of Directors increased Mr. Lucas’ base salary to $720,000 and his target bonus percentage to 90% of base salary. As shown in the Summary Compensation Table, Mr. Lucas’ salary and bonus compensation in 2010 were higher than our other named executives. The Committee believes that the difference in compensation is appropriate due to the level of overall responsibility our CEO has for the business and operations of Imation compared to our other executive officers and is consistent with higher comparative market data for the CEO position.

•	Paul Zeller: The Committee increased Mr. Zeller’s base salary 6% from $394,000 to $417,690 and made no adjustment to his 60% of base salary target bonus percentage (other than the overall return to the 2009 target bonus level described above).

•	Greg Bosler: The Committee increased Mr. Bosler’s base salary 3.3% from $300,000 to $310,000 and made no adjustment to his 50% of base salary target bonus percentage in May 2010 (other than the overall return to the 2009 target bonus level described above). In conjunction with Mr. Bosler’s promotion to Senior Vice President, Global Business Management on October 4, 2010, the Committee increased his base salary 16.1% to $360,000 and his target bonus percentage to 60% of base salary.

•	Subodh Kulkarni: The Committee increased Dr. Kulkarni’s base salary 7.6% from $302,000 to $325,000 and increased his target bonus percentage to 60% of base salary.

•	John Sullivan: The Committee increased Mr. Sullivan’s base salary 2.8% from $380,000 to $390,520 and increased his target bonus percentage to 60% of base salary.

The Committee, and in the case of the CEO, the independent members of the Board, also granted stock options and restricted stock as described in the table “Grants of Plan-Based Awards.” The May grants were the annual equity grants made as part of the process described above, although the approval of Mr. Lucas’ grant was made at the time the decision was made to promote Mr. Lucas to President and CEO.

Stock Ownership Guidelines:  The Committee has approved stock ownership guidelines as a multiple of base pay for executive management as follows: CEO (3x), CFO (2x) and Senior Vice Presidents and Vice Presidents (1x). Executives are generally expected to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) Plan holdings but excluding unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met.

In February 2010, the Committee reviewed the executive stock ownership guidelines and decided to add an alternative basis for determining compliance to address the effect of market fluctuations in our stock on the ability of the executives to comply with these guidelines. The value of an executive’s ownership is calculated two ways, based on (1) the current market value and (2) the market value at the time the executive became subject to the executive stock ownership guidelines. An executive is in compliance if the executive meets the guidelines under either calculation. All the executive officers that have marked their 5-year target date meet the stock ownership guidelines.

Recoupment or Clawback Policy.  In May 2008, the Committee approved a recoupment or clawback policy pursuant to which each of our officers would be required, at the request of the Committee, to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct. The recoupment applies to amounts received under our ABP and to stock option grants and restricted stock awards and is specifically set forth in ABP documents and in officer stock option and restricted stock agreements beginning in 2008.

Severance Benefits:  We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We also believe severance benefits are needed in order to attract and retain highly qualified key executives and provide competitive total compensation. While the Committee considers severance benefits to be an important element of a competitive compensation package, it does not consider severance benefits to be a significant factor in determining annual total compensation. We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table.

The severance agreements provide certain benefits upon termination of employment depending on the circumstances of termination, excluding, for example, termination for Cause (as defined in the severance agreement) and including a change of control. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s belief providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The severance agreements with our executive officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more appropriate than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a change of control in which the executive officer’s employment is not terminated. The Committee reviewed the severance agreement in 2010 and determined that it was appropriate to reduce severance benefits to an executive officer who has been with us for less than one year, even if there is a change of control.

For details on the terms of the severance provisions in the severance agreements and the amounts each executive officer would have received under the applicable agreement based on a hypothetical termination date of December 31, 2010, see “Severance Agreements with Named Executive Officers.”

Retirement Plans:  The Committee believes that retirement plan benefits are important for employee retention and to be competitive in the marketplace. Imation provides the following retirement plans for U.S.-based employees:

•	A 401(k) Plan which provides that eligible employees can contribute up to 60% of eligible earnings (up to the IRS limit of $16,500, plus an additional $5,500 for employees who have attained age 50). For 2010, the matching contribution formula was considered a “safe harbor” design under the Internal Revenue Code and IRS rules. The safe harbor matching contribution formula is 100% of an employee’s contributions up to 3% of the employee’s eligible earnings plus 50% of the employee’s contributions between 3% and 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2010 was $9,800. Each named executive officer contributed an amount sufficient to receive the maximum matching contribution. The amount of the matching contribution is provided in the Supplemental All Other Compensation Table. Matching contributions are made in the form of Imation stock and are immediately vested.

•	A tax-qualified defined benefit pension plan (“Cash Balance Pension Plan”) under which, as of January 1, 2010, Imation contributed 3% (reduced from 6% in 2009) of each employee’s eligible annual compensation into the Cash Balance Pension Plan up to the qualified plan compensation limit ($245,000 in 2010). In addition, certain employees who were employed by 3M Company when Imation was spun off in 1996 and met certain other criteria received additional benefits in the Cash Balance Pension Plan.

•	A Non-Qualified Pension Plan, which is a supplemental retirement plan, under which, as of January 1, 2010, Imation allocated 3% (reduced from 6% in 2009) of each employee’s eligible compensation each year above the compensation that can be considered under the tax-qualified Cash Balance Pension Plan due to IRS limits ($245,000 in 2010).

The changes to the retirement plans in 2010 resulted from a desire to reduce our overall expense, the volatility of our pension plan expense and to more closely align our retirement benefit design with that of our peer companies. Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.” Additional changes were made to the 401(k) Plan, Cash Balance Pension Plan and Non-Qualified Pension Plan for 2011. See “Other Significant Compensation Decisions.”

Other Compensation and Benefits:  The CEO annually reviews with the Committee the perquisites that executive officers receive. The primary perquisites available to executive officers that are not available to all employees include the reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount), the payment of premiums on an executive life insurance policy (grossed-up to cover the taxes on the amount), and the payment of costs associated with a comprehensive annual medical exam not covered under our medical plan. We believe that good tax preparation by experts reduces the amount of time and attention that executive officers must spend on that exercise and reduces the risk of any personal tax issues. The existence of an executive life insurance policy, targeting four times base pay while the executive is working, helps ensure the executive officer’s family is properly provided for in the event of an untimely death. The executive medical exam plan helps ensure the health and availability of our executive officers over the long-term. The perquisites provided are below the median level of those provided at our peer group of companies.

Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability and vision insurance and legal services as well as a flexible spending account and paid time off programs.

Other Significant Compensation Decisions:  In August 2010, the Committee reviewed the peer group of companies for executive compensation. Due to changes with respect to certain of the companies, such as privatization and acquisition and the Committee’s desire to include more companies of similar size with new and emerging products, management and the Committee’s compensation consultant proposed a new peer group. After certain suggestions from the Committee, a new peer group of 20 companies was chosen to be used for 2011 compensation decisions. The group is comprised of:

Digital:	Semiconductor and Electrical:
• NETAPP Inc.	• LSI Logic Corp.
• Nvidia Corp.	• Microchip Technology Inc.
• Western Digital Corp.	• Qlogic Corp.
Consumer Electronics:	Talent Competitors:
• Altera Corp.	• Harman International Industries Inc.
• Lexmark International Corp.	• Overland Storage Inc.
Flash and Storage:	• Plantronics Inc.
• Dot Hill Systems Corp.	• Quantum Corp.
• Micron Technology Inc	SIC and Industry:
• SanDisk Corp.	• Brocade Communications Systems
• Silicon Storage Technology, Inc.	• Logitech International
• National Semiconductor Corp.
• Symantec Corp.

In November 2010, the Board of Directors approved the design and categories of financial performance targets for the 2011 Annual Bonus Plan. The payout of bonuses for 2011 will be derived through achievement of certain levels of Board approved performance targets for operating income, free cash flow and gross margin on certain products considered growth products for us. If a bonus is payable, it may be adjusted up or down by an amount up to 10% based on achievement of individual performance objectives.

In November 2010, management and the Committee agreed to changes in the 401(k) Plan, the Cash Balance Pension Plan and the Non-Qualified Pension Plan effective January 1, 2011. These changes resulted from a desire to reduce the volatility of our pension plan expense and to more closely align our retirement benefit design with that of our peer companies. Specifically, we:

•	Eliminated benefit accruals under both the Cash Balance Pension Plan and Non-Qualified Pension Plan and eliminated Imation’s contribution to former 3M Company employees accruing additional benefits in the Cash Balance Pension Plan since the spin-off in 1996, thus “freezing” future benefit accruals under both the Cash Balance Pension Plan and the Non-Qualified Pension Plan, and

•	Increased the 401(k) Plan “safe harbor” matching contribution formula to 100% of employee contributions up to 5% of eligible earnings and intend to make a performance-based discretionary contribution if we meet or exceed certain financial metrics during 2011 of from 1%-3% of an employee’s eligible earnings.

In late 2010, the Committee reviewed the executive compensation philosophy for 2011 to focus on heightened personal accountability and performance and increased engagement in delivering annual and long-term shareholder value. The Committee looked to further increase the focus on performance-based compensation among all three key elements of annual total compensation: base salary, annual bonus and LTI compensation, to reflect the turnaround nature of our strategic plan. The Committee will also target certain levels of peer group and market data for the individual elements of compensation (base salary, bonus and LTI equity compensation) in addition to using target ranges for total compensation in measuring how the total compensation package relates to the total compensation peer group data. Specifically, base salary will target the median of current market data and an executive’s individual performance against his or her individual annual objectives will have more significant weight in determining base salary. Bonus opportunity will also target the median of current market data and the maximum bonus payout will be 200% of the target bonus opportunity to reflect current market data and the turnaround nature of our strategic plan. For 2011, if bonuses are payable under our ABP based on corporate performance, bonuses may be adjusted up or down by an amount up to 10% based on achievement of individual performance objectives. At least 40% of the value of each executive’s annual LTI award will be a performance-based cash award, which would be received only if a three year performance target based on operating earnings per share set by the Committee is met, further aligning our executive compensation program with the long-term performance of Imation. Annual LTI equity grants will now target the 75th percentile of current market data reflecting the turnaround nature of our strategic plan. LTI equity granted in 2011 will vest over three years, commensurate with the three year performance metric established for the cash based award.

Deductibility of Executive Compensation:  Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation (which is not performance-based) in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option, or when a performance-based restricted stock award vests, generally qualifies as performance-based compensation which will not be subject to the $1 million limitation. Salary and time-based restricted stock awards are subject to the Section 162(m) $1 million deduction limit. For fiscal year 2010, the compensation paid to Mr. Lucas was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:  Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall performance-based compensation philosophy and business objectives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

COMPENSATION COMMITTEE
Daryl J. White, Chair
David P. Berg
Linda W. Hart
L. White Matthews, III
Glen Taylor

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2010 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2010.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
					Option	Non-Equity	Deferred
			Bonus ($)	Stock	Awards	Incentive Plan	Compensation		All Other
Name and Principal Position	Year	Salary ($)	(1)	Awards ($)(2)	($)(3)	Compensation ($)(4)	Earnings ($) (5)		Compensation ($)(6)	Total ($)

Mark E. Lucas(7)	2010	686,398	0	1,115,313	726,829	512,250	33,542		60,315	3,134,647
President and Chief	2009	490,394	0	1,074,854	737,434	483,029	26,708		49,185	2,861,604
Executive Officer
Paul R. Zeller	2010	409,498	0	394,289	256,955	214,776	32,924		23,416	1,331,858
Senior Vice President and	2009	394,008	0	107,525	241,924	287,439	32,687		23,725	1,087,308
Chief Financial Officer	2008	386,392	0	358,459	288,290	0	31,696		49,316	1,114,153
Gregory J. Bosler(8)	2010	318,083	0	292,730	99,927	121,468	13,358		74,691	920,257
Senior Vice President, Global
Business Management
Subodh K. Kulkarni	2010	317,045	0	334,555	114,201	154,717	22,011		19,315	961,844
Senior Vice President, and	2009	302,006	0	143,353	107,526	183,601	22,868		11,670	771,023
Chief Technology Officer	2008	290,583	0	238,278	192,193	0	21,796		21,225	764,076
John L. Sullivan	2010	386,886	0	334,555	114,201	189,801	33,854		25,922	1,085,219
Senior Vice President, General	2009	380,007	0	143,353	107,526	231,021	34,893		25,731	922,531
Counsel and Secretary	2008	372,738	100	238,973	192,193	0	33,952		39,597	877,553
Frank P. Russomanno(9)	2010	290,775	0	0	0	0	89,550	(10)	1,485,249	1,776,024
Former Vice Chairman and	2009	720,014	0	318,091	715,661	875,448	91,211	(10)	28,489	2,748,914
Chief Executive Officer	2008	687,129	350	1,060,538	852,860	0	89,882	(10)	79,746	2,770,505

(1)	The amount shown for 2008 is a 10 year service award for Mr. Sullivan and a 35 year service award (including service credit for service with 3M) for Mr. Russomanno. We award annual bonuses solely based on our achievement of certain performance targets. Accordingly, annual bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	In accordance with Finance Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $10.61 (May 4, 2010 grants), $9.64 (February 2, 2009 grant), $8.36 (April 6, 2009 grant), $10.19 (May 5, 2009 grants) and $24.09 (May 7, 2008 grants). The May 4, 2010 grants include both time-based restricted stock and performance-based restricted stock which vests based on certain 2010 performance metrics. The 2010 performance-metrics for the performance-based restricted stock were fully met at the target level, therefore the full grant date fair value is included in this table. See “Compensation Discussion and Analysis-LTI Equity.”

(3)	In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: Options granted on May 4, 2010: risk free rate: 2.553%; expected life: 5.50 years; volatility: 42.79%; and dividend yield: 0%; resulting in a grant date fair value of $4.53 per share; options granted on February 2, 2009: risk free rate: 1.755%; expected life: 5.10 years; volatility: 38.20%; and dividend yield: 0%; resulting in a grant date fair value of $3.51 per share; options granted on April 6, 2009: risk free rate: 1.914%; expected life: 5.10 years; volatility: 39.27%; and dividend yield: 0%; resulting in a grant date fair value of $3.13 per share; options granted on May 5, 2009: risk free rate: 2.188%; expected life: 5.50 years;

volatility: 41.88%; and dividend yield: 0%; resulting in a grant date fair value of $4.22 per share; and options granted on May 6, 2008: risk free rate: 3.120%; expected life: 5.10 years; volatility: 30.93%; and dividend yield: 2.66%; resulting in a grant date fair value of $5.91 per share.

(4)	The amounts shown are cash payments payable to the named executive officers under our ABP. See “Compensation Discussion and Analysis-Bonuses.”

(5)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2010 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.” The 2009 present value of our pension plans was calculated using a discount rate of 5.50%; an interest crediting rate of 4.50%; the years to age 65 for each named executive officer as follows: Lucas: 10.1667; Mr. Zeller: 15.3333; Dr. Kulkarni: 19.4167; Mr. Sullivan: 9.5; and Mr. Russomanno: 2.6667; and the following present value factor: Mr. Lucas: 0.9077; Mr. Zeller: 0.8641; Dr. Kulkarni: 0.8312; and Mr. Sullivan: 0.9135; and Mr. Russomanno: 0.9749. The 2008 present value of our pension plans was calculated using a discount rate of 5.75%; an interest crediting rate of 4.75%; the years to age 65 for each named executive officer as follows: Mr. Zeller: 16.3333; Dr. Kulkarni: 20.4167; Mr. Sullivan: 10.5; and Mr. Russomanno: 3.6667; and the following present value factor: Mr. Zeller: 0.8563; Dr. Kulkarni: 0.8237; Mr. Sullivan: 0.9051; and Mr. Russomanno: 0.9658.

(6)	The items for 2010 that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(7)	Mr. Lucas became CEO in May 2010 and prior to that was President and COO. Because Mr. Lucas was not a named executive officer in 2008, his information is only provided for 2010 and 2009.

(8)	Because Mr. Bosler was not a named executive officer in 2009 or 2008, his information is only provided for 2010.

(9)	Mr. Russomanno retired from Imation effective May 5, 2010 and is included in the table pursuant to SEC rules.

(10)	$26,623 of this amount for 2010, $28,249 of this amount for 2009, and $30,270 of this amount for 2008 is related to Mr. Russomanno’s benefit from his service at 3M Company. See “Compensation under Retirement Plans.”

Supplemental All Other Compensation Table

				Registrant
				Contributions to		Dividends or
	Perks and Other			Defined		Earnings on Stock	Severance
	Personal Benefits		Tax Reimbursements	Contribution	Insurance Premiums	or Option Awards	Payment
Name	($)		($)(1)	Plans ($)(2)	(Executive Life) ($)	($)(3)	($)

Mark E. Lucas	18,953	(4)	18,593	9,800	12,969	0	0

Paul R. Zeller	2,300		2,460	9,800	2,762	6,094	0

Gregory J. Bosler	39,580	(5)	23,241	9,800	2,070	0	0

Subodh K. Kulkarni	2,500		2,059	9,800	1,737	3,219	0

John L. Sullivan	2,500		3,897	9,800	5,521	4,204	0

Frank P. Russomanno	1667	(6)	1,243	9,800	0	20,947	1,451,592 (7)

(1)	These amounts represent a gross-up for taxes for all the named executive officers on the payment for tax preparation services, a gross-up for taxes for all the named executive officers, except Mr. Russomanno, on the payment for insurance premiums, a gross-up for taxes for Mr. Lucas and Mr. Bosler on the payment of relocation expenses, a gross-up for taxes for Mr. Bosler on the payment of travel expenses and a gross-up for Mr. Russomanno for a retirement gift from Imation. The amount paid for tax preparation services is included in the column entitled “Perks and Other Personal Benefits.” The amount paid for insurance premiums is included in the column entitled “Insurance Premiums (Executive Life).” The amount paid for relocation for Mr. Lucas and Mr. Bosler, the amount for travel for Mr. Bosler and the amount for Mr. Russomanno’s retirement gift are included in the column entitled “Perks and Other Personal Benefits.”

(2)	The amount shown is the value of our matching contributions of common stock to the accounts of the named executive officers under our 401(k) Plan.

(3)	For each named executive officer, the amount represents dividends paid on the vesting of restricted stock in 2010. The value of dividends on unvested restricted stock is not included by Imation in the calculation of grant date fair value under FASB ASC Topic 718.

(4)	This amount is comprised of $16,453 for relocation expenses, and $2,500 for tax preparation services.

(5)	This amount is comprised of $13,352 for relocation expenses, $25,053 for travel expenses to and from his primary residence, and $1,175 for tax preparation services.

(6)	This amount is comprised of $572 for a retirement gift and $1,095 for tax preparation services.

(7)	See “Severance Agreements with Named Executive Officers” for a detailed description of severance benefits.

Grants of Plan-Based Awards

The following table summarizes the 2010 grants of equity and non-equity plan-based awards made to each of the named executive officers in the Summary Compensation Table.

Grants of Plan-Based Awards For Fiscal 2010

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
									All	All		Grant
									Other	Other		Date
									Stock	Option	Exercise	Fair
									Awards:	Awards:	or Base	Value of
									Number of	Number of	Price of	Stock and
									Shares of	Securities	Option	Option
									Stock or	Underlying	Awards	Awards
Name	Grant Date	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(4)	Options (#)(5)	($/Sh)	($)(6)

Mark E. Lucas			298,860	597,721	896,581
	May 4, 2010	Mar. 10, 2010								160,448	10.61	726,829
	May 4, 2010	Mar. 10, 2010							28,669			304,178
	May 4, 2010	May 4, 2010				38,225	76,450	76,450				811,135
Paul R. Zeller			125,307	250,614	375,921
	May 4, 2010	May 4, 2010								56,723	10.61	256,955
	May 4, 2010	May 4, 2010							10,135			107,532
	May 4, 2010	May 4, 2010				13,514	27,027	27,027				286,756
Gregory J. Bosler			84,937	169,874	254,811
	May 4, 2010	May 4, 2010								22,059	10.61	99,927
	May 4, 2010	May 4, 2010							11,824			125,453
	May 4, 2010	May 4, 2010				7,883	15,766	15,766				167,277
Subodh K. Kulkarni	May 4, 2010	May 4, 2010	90,267	180,534	270,801
	May 4, 2010	May 4, 2010								25,210	10.61	114,201
	May 4, 2010	May 4, 2010							13,514			143,384
	May 4, 2010	May 4, 2010				9,009	18,018	18,018				191,171
John L. Sullivan			110,736	221,473	332,209
	May 4, 2010	May 4, 2010								25,210	10.61	114,201
	May 4, 2010	May 4, 2010							13,514			143,384
	May 4, 2010	May 4, 2010				9,009	18,018	18,018				191,171
Frank P. Russomanno(7)			0	0	0	0	0	0	0	0	0	0

(1)	This represents a bonus opportunity under our 2010 ABP for 2010 performance. The actual amount paid out under our 2010 ABP is described in the Summary Compensation Table. The 2010 ABP performance conditions are described under “Compensation Discussion and Analysis-Bonuses”.

(2)	This represents a performance-based restricted stock grant under our 2008 Stock Incentive Plan which fully vested at target based on 2010 performance. The actual number of restricted shares received is described in the Outstanding Equity Awards at Fiscal Year-End Table. The performance conditions are described under “Compensation Discussion and Analysis-LTI Equity.” Once the performance conditions are met, the restricted stock grant vests at a rate of 25% each year beginning on the first anniversary of the grant date and will become immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause). Dividends, if any, on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests.

(3)	On March 10, 2010, the Committee approved a grant of equity to Mr. Lucas in connection with the approval of his promotion to President and CEO effective May 2010. As with all other equity grants, the equity grant was based on an approved dollar value and the Committee believed it was appropriate to make the grant coincident with the promotion and at the same time as the equity grant to all other executive officers.

(4)	The restricted stock, which was granted under our 2008 Stock Incentive Plan, vests at a rate of 25% each year beginning on the first anniversary of the grant date. The restricted stock becomes immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause). Dividends, if any, on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests.

(5)	These options, which were granted under our 2008 Stock Incentive Plan, have an exercise price equal to the closing price of a share of common stock on the grant date, become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date, and expire ten years from the grant date. These options become immediately exercisable in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause).

(6)	In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: risk free rate: 2.553%; expected life: 5.50 years; volatility: 42.79%; and dividend yield: 0%; resulting in a grant date fair value of $4.53 per share. The grant date fair value of the restricted stock is equal to the closing stock price of $10.61 on the date of grant.

(7)	Mr. Russomanno retired from Imation effective May 5, 2010. No equity was granted to him in 2010 and he was not eligible for the 2010 ABP. See “Compensation Discussion and Analysis-Bonuses.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 31, 2010 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards						Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying					Number of		Market Value of
	Unexercised	Unexercised		Option			Shares or Units		Shares or Units of
	Options	Options		Exercise	Option		of Stock Held		Stock That Have
	(#)	(#)		Price	Expiration		That Have Not		Not Vested
Name	Exercisable	Unexercisable		($)	Date		Vested (#)		($) (1)

Mark E. Lucas	490 (2)			41.33	04/13/2017
	7,984 (2)			37.59	05/09/2017
	11,574 (2)			24.09	05/07/2018
	58,900	176,702	(3)	8.36	04/06/2019
		160,448	(4)	10.61	05/04/2020
							201,548	(5)	2,077,960
Paul R. Zeller	3,750			23.06	02/07/2012
	10,000			30.53	08/06/2012
	10,000			33.20	05/18/2013
	4,653			39.87	05/05/2011
	7,218			33.03	11/10/2011
	24,500			34.17	05/03/2015
	20,700			41.62	05/03/2016
	19,845	6,615	(6)	37.59	05/09/2017
	24,390	24,390	(7)	24.02	05/06/2018
	14,332	42,996	(8)	10.19	05/05/2019
		56,723	(4)	10.61	05/04/2020
							54,445	(9)	561,328
Gregory J. Bosler	4,000	12,000	(10)	9.64	02/02/2019
	4,777	14,331	(8)	10.19	05/05/2019
		22,059	(4)	10.61	05/04/2020
							45,855	(11)	472,765
Subodh K. Kulkarni	1,500			23.06	02/07/2012
	1,000			28.99	06/30/2012
	6,350			34.30	05/08/2013
	250			34.30	05/08/2013
	7,500			35.15	12/30/2013
	4,000			39.87	05/05/2011
	7,500			31.83	12/30/2011
	5,500			34.17	05/03/2015
	5,000			45.17	01/03/2016
	9,000			41.62	05/03/2016
	10,950	3,650	(6)	37.59	05/09/2017
	16,260	16,260	(7)	24.02	05/06/2018
	6,370	19,110	(8)	10.19	05/05/2019
		25,210	(4)	10.61	05/04/2020
							48,107	(12)	495,983
John L. Sullivan	7,500			23.06	02/07/2012
	10,000			30.53	08/06/2012
	16,000			33.20	05/18/2013
	7,444			39.87	05/05/2011
	15,100			34.17	05/03/2015
	14,800			41.62	05/03/2016
	13,173	4,391	(6)	37.59	05/09/2017
	16,260	16,260	(7)	24.02	05/06/2018
	6,370	19,110	(8)	10.19	05/05/2019
		25,210	(4)	10.61	05/04/2020
							48,324	(13)	498,220
Frank P. Russomanno	10,000			23.06	02/07/2012
	15,000			30.53	08/06/2012
	30,000			33.20	5/05/2013	(14)
	13,958			39.87	05/05/2011
	38,300			34.17	5/05/2013	(14)
	35,400			41.62	5/05/2013	(14)
	30,000			44.25	5/05/2013	(14)
	144,308			24.02	5/05/2013	(14)

(1)	The market value is based on the closing price at December 31, 2010 (the last business day of the year) of $10.31.

(2)	These options were granted for Mr. Lucas’ service while he was a director of Imation.

(3)	This option vests 25% each year, beginning on the first anniversary of the grant date of April 6, 2009. 58,901 options will vest on each April 6 in 2011 and 2013. 58,900 options will vest on April 6 in 2012.

(4)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 4, 2010. For each named executive officer, the following options will vest on each May 4 in 2011: Mr. Lucas: 40,112; Mr. Zeller: 14,180; Mr. Bosler: 5,514; Dr. Kulkarni: 6,302; and Mr. Sullivan: 6,302. May 4 in 2012: Mr. Lucas: 40,112; Mr. Zeller: 14,181; Mr. Bosler: 5,515; Dr. Kulkarni: 6,303; and Mr. Sullivan: 6,303. May 4 in 2013: Mr. Lucas: 40,112; Mr. Zeller: 14,181; Mr. Bosler: 5,515; Dr. Kulkarni: 6,302; and Mr. Sullivan: 6,302. May 4 in 2014: Mr. Lucas: 40,112; Mr. Zeller: 14,181; Mr. Bosler: 5,515; Dr. Kulkarni: 6,303; and Mr. Sullivan: 6,303.

(5)	This amount includes 76,450 performance-based restricted shares that vested at the target level based on 2010 performance but remain subject to time-based vesting conditions. See ‘Compensation Analysis & Discussion and Analysis-LTI Equity.” Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 32,143 shares will vest each April 6 in 2011, 2012, and 2013; an aggregate of 26,279 shares will vest on May 4, 2011 and 2013; an aggregate of 26,280 shares will vest on May 4, 2012; an aggregate of 26,281 shares will vest on May 4, 2014.

(6)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 9, 2007. For each named executive officer, the options listed in the column will vest on May 9, 2011.

(7)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 6, 2008. For each named executive officer, the following options will vest on each May 6 in 2011 and 2012: Mr. Zeller: 12,195; Dr. Kulkarni: 8,130; and Mr. Sullivan: 8,130.

(8)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 5, 2009. For each named executive officer, the following options will vest on each May 5 in 2011, 2012 and 2013: Mr. Zeller: 14,332; Mr. Bosler: 4,777; Dr. Kulkarni 6,370 and Mr. Sullivan: 6,370.

(9)	This amount includes 27,027 performance-based restricted shares that vested at the target level based on 2010 performance but remain subject to time-based vesting conditions. Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 17,576 shares will vest on May 4, 5, 7, and 9, 2011; an aggregate of 15,649 shares will vest on May 4, 5, and 7, 2012; an aggregate of 11,929 shares will vest on May 4 and 5, 2013 and 9,291 shares will vest on May 4, 2014.

(10)	This option vests 25% each year, beginning on the first anniversary of the grant date of February 2, 2009. 4,000 options will vest on each April 6 in 2011, 2012, and 2013.

(11)	This amount includes 15,766 performance-based restricted shares that vested at the target level based on 2010 performance but remain subject to time-based vesting conditions. Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 4,000 shares will vest each February 2 in 2011, 2012, and 2013; an aggregate of 9,535 shares will vest on May 4 and 5, 2011 and 2013; an aggregate of 9,536 shares will vest on May 4 and 5, 2012; an aggregate of 6,898 shares will vest on May 4, 2014.

(12)	This amount includes 18,018 performance-based restricted shares that vested at the target level based on 2010 performance but remain subject to time-based vesting conditions. Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 14,943 shares will vest on May 4, 5, 7, and 9, 2011; an aggregate of 13,881 shares will vest on May 4, 5, and 7, 2012; an aggregate of 11,399 shares will vest on May 4 and 5, 2013 and 7,884 shares will vest on May 4, 2014.

(13)	This amount includes 18,018 performance-based restricted shares that vested at the target level based on 2010 performance but remain subject to time-based vesting conditions. Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 15,160 shares will vest on May 4, 5, 7, and 9, 2011; an aggregate of 13,881 shares will vest on May 4, 5, and 7, 2012; an aggregate of 11,399 shares will vest on May 4 and 5, 2013 and 7,884 shares will vest on May 4, 2014.

(14)	The Board of Directors determined that effective on Mr. Russomanno’s retirement as Vice Chairman, Chief Executive Officer and Director on May 5, 2010, the remaining unvested options and restricted shares held by Mr. Russomanno on that date would become immediately vested. Pursuant to our 2008 Stock Incentive Plan, Mr. Russomanno’s retirement status changed the option expiration to three years from retirement date.

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2010 for each of the named executive officers in the Summary Compensation Table.

Option Exercises and Stock Vested For Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

Mark E. Lucas	0	0	32,142	373,169
Paul R. Zeller	0	0	9,912	100,641
Gregory J. Bosler	0	0	3,638	36,176
Subodh K. Kulkarni	0	0	7,761	78,902
John L. Sullivan	0	0	8,453	86,296
Frank P. Russomanno	0	0	69,509	722,834

(1)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting.

Compensation Under Retirement Plans

Our Retirement Investment Plan (“401(k) Plan”), a tax- qualified plan under the Internal Revenue Code, covers our domestic employees. Eligible employees may enroll in the 401(k) Plan upon joining Imation and may contribute up to 60% of eligible earnings on a pre-tax basis, up to a maximum amount determined each year by the IRS. In 2010, the IRS limit was $16,500, plus an additional $5,500 for employees who have attained age 50.

In early 2009, the 401(k) Plan had a “safe harbor” design provided under the Internal Revenue Code. The safe harbor design allows the 401(k) Plan to automatically pass certain non-discrimination tests required for a tax- qualified 401(k) plan. Under the initial 2009 safe harbor design, the matching contribution formula was 100% of the employee’s contributions up to 3% of eligible earnings plus 50% of the employee’s contributions between 3% and 5% of eligible earnings. As a one-time cost saving measure for 2009, the 401(k) Plan matching formula was reduced by 50% effective April 1, 2009 to 50% of employee contributions up to 3% of eligible earnings plus 25% of employee contributions that were between 3% and 5% of eligible earnings. This reduction in the matching formula eliminated the 401(k) Plan’s “safe harbor” status and, thus, the plan was required to perform standard non-discrimination testing for the 2009 plan year. For 2010, management and the Committee agreed to reinstate the 401(k) Plan “safe harbor” design in effect from January 1, 2009 to March 31, 2009 and for 2010 the matching contribution formula was 100% of the employee’s contributions up to 3% of eligible earnings plus 50% of the employee’s contributions between 3% and 5% of eligible earnings. The maximum matching contribution per employee for 2010 was $9,800. Matching contributions are made in the form of Imation stock (which the participant may elect to transfer to other investment funds available under the 401(k) Plan) and are immediately vested. Management and the Committee agreed to changes in both the 401(k) and Cash Balance Pension Plans effective January 1, 2011. These changes resulted from a desire to reduce the volatility of our Pension Plan expense and to more closely align our retirement benefit design with that of our peer companies. For the 401(k) Plan we increased the “safe harbor” matching contribution formula to 100% of the employee’s contributions up to 5% of the employee’s eligible earnings. The 401(k) Plan also allows for a performance-based discretionary Imation contribution of from 1%-3% of an employee’s eligible earnings if we meet or exceed certain financial metrics during the year. See “Compensation Discussion and Analysis-Other Significant Compensation Decisions.”

Our defined benefit Cash Balance Pension Plan (the “Pension Plan”), a tax-qualified plan under the Internal Revenue Code, covers our domestic employees. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 3% of each employee’s annual eligible earnings paid in 2010, which are earnings under the limits described below) and annual interest credits (equal to the average yield on 30-year U.S. Treasury Bonds for November of the previous year) to such accounts. For the 2010 Pension Plan year, the interest-crediting rate was 4.31%. At retirement (age 65 or greater), participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants may also choose early retirement at age 55 if they have at least three years of service credit, and may also receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value, calculated as described above. Mr. Sullivan is eligible for early retirement. For certain purposes under the Pension Plan, we may provide extra years of credited service in connection with business acquisitions, treating the service with the former employer as service with Imation.

The Internal Revenue Code and IRS rules impose certain limitations on the amount of benefits that may be provided under tax qualified plans, such as our 401(k) Plan and Pension Plan. These limits, among other things, cap the amount of compensation that may be considered under the Pension Plan, which for 2010 was $245,000. Our non-qualified supplemental retirement plan (“Non-Qualified Pension Plan”) provides retirement benefits to employees who may be affected by the compensation limits imposed on the Pension Plan. In general, total benefits under the Pension Plan and Non-Qualified Pension Plan will be equal to the level of benefits the employee would have received under the Pension Plan but for the compensation limits. Benefits under the Pension Plan and Non-Qualified Pension Plan are vested after three years of service. Mr. Lucas and Mr. Bosler, who joined Imation in March 2009 and January 2009, respectively, are not vested under the Pension Plan or the Non-Qualified Pension Plan.

Management and the Committee agreed to reduce benefit accruals under both the Pension Plan and Non-Qualified Pension Plan from 6% to 3% of each employee’s eligible compensation and eliminate eligibility in both the Pension Plan and Non-Qualified Pension Plan for all new hires and rehires beginning January 1, 2010. In 2010, management and the Committee agreed to changes in the 401(k) Plan, Cash Balance Pension Plan and Non-Qualified Pension Plan effective January 1, 2011. These changes resulted from a desire to reduce the volatility of our Pension Plan expense and to more closely align our retirement benefit design with that of our peer companies. We eliminated benefit accruals under both the Pension Plan and Non-Qualified Pension Plan and eliminated Imation’s contribution to former 3M Company employees accruing additional benefits in the Pension Plan since spin-off in 1996, described below, thus “freezing” all future benefit accruals after December 31, 2010 under both the Pension Plan and the Non-Qualified Pension Plan. See “Compensation Discussion and Analysis-Other Significant Compensation Decisions.”

Imation employees (such as Mr. Russomanno) who were 3M employees immediately prior to the date we spun off from 3M Company and whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with Imation and 3M, and, prior to 2011 had their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with Imation. One half (2%) of the 4% per year increase was credited for the individual under the 3M pension plan and the other 2% was credited for the individual under our Cash Balance Pension Plan. This benefit is unreduced when the individual attains age 61. As of January 1, 2011, we eliminated this 2% additional credit to these former 3M Company employees under our Cash Balance Pension Plan.

The following table summarizes the present accumulated value of the 2010 pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2010.

Pension Benefits

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last
		Service(1)	Benefit(2)	Fiscal Year(3)
Name	Plan Name	(#)	($)	($)

Mark E. Lucas	Pension Plan	2	20,778	0
	Non-Qualified Pension Plan	2	39,471	0
Paul R. Zeller	Pension Plan	25	187,900	0
	Non-Qualified Pension Plan	25	125,512	0
Gregory J. Bosler	Pension Plan	2	19,510	0
	Non-Qualified Pension Plan	2	8,898	0
Subodh K. Kulkarni	Pension Plan	18	167,854	0
	Non-Qualified Pension Plan	18	34,811	0
John L. Sullivan(4)	Pension Plan	12	176,877	0
	Non-Qualified Pension Plan	12	175,133	0
Frank P. Russomanno	Pension Plan	37	412,116 (5)	0
	Non-Qualified Pension Plan	37	94,765	230,086

(1)	Mr. Zeller, Dr. Kulkarni and Mr. Russomanno, who were with 3M when Imation was spun-off in July 1996, have service credit for their years at 3M. However, this additional service credit has no effect under the Pension Plan. Messrs. Lucas and Bosler are not currently vested in the Pension Plan or Non-Qualified Pension Plan having not attained three years of service.

(2)	The present value was calculated using the following assumptions: a discount rate of 5.00%; an interest crediting rate of 4.00%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 9.1667; Mr. Zeller: 14.3333; Mr. Bosler: 15.75; Dr. Kulkarni 18.4167 and Mr. Sullivan: 8.5; Mr. Russomanno: 1.6667; and the following present value factor: Mr. Lucas: 0.9160; Mr. Zeller: 0.8718; Mr. Bosler: 0.8601; Dr. Kulkarni 0.8384 Mr. Sullivan: 0.9219; and Mr. Russomanno: 0.9842.

(3)	Mr. Russomanno received a partial distribution of his Non-Qualified Pension Plan account in 2010 in connection with his retirement.

(4)	Mr. Sullivan is eligible for early retirement having achieved age 55 and 3 years of service credit.

(5)	This amount includes the present value of benefits under the 3M Plan, as described above, in the amount of $192,490.

Severance Agreements With Named Executive Officers

We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table. The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than Cause (as defined below) or termination of employment by the executive for Good Reason (as defined below). No severance benefits become payable under the severance agreement in the event of termination of employment upon death or disability. Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any Paid Time Off (“PTO”) earned or accrued by the executive but not taken during the current year.

If the executive has been an employee for at least one year, in lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a Change of Control (as defined below) of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s salary for the fiscal year in which the date of termination occurs.

In the event termination occurs after a Change of Control, unless the executive has been an employee for less than one year, the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

If an executive has been an employee for less than one year, whether or not the termination occurs after a Change of Control, the cash amount is equivalent to 50% of salary for the fiscal year in which the date of termination occurs.

“Cause” for purposes of the severance agreement means termination of the executive officer’s employment for one of the following four reasons:

•	gross incompetence or substantial failure to perform the executive officers’ duties; or

•	misconduct that causes or is likely to cause harm to Imation or its reputation, as determined by Imation’s Board of Directors in its sole and absolute discretion (including insobriety at the workplace during working hours or the use of illegal drugs); or

•	failure to follow directions of the Board of Directors that are consistent with an executive officer’s duties; or

•	conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order by any federal or state regulatory agency permanently prohibiting the executive officer from participating in the conduct of the affairs of Imation.

“Good Reason” for purposes of the severance agreement means the occurrence of any of the following three events, other than in connection with the termination of employment or reassignment for Cause, for disability or for death:

•	a material diminution, either prior to or following a Change of Control, of an executive officer’s authority, duties or responsibilities compared to those as of the date of the severance agreement; or

•	a material diminution, either prior to or following a Change of Control, in an executive officer’s base compensation (specifically excluding any long-term incentive compensation), excluding any reduction of benefits for the employees of Imation as a whole that affects an executive officer in a manner comparable to other senior executives of Imation; or

•	a material change in the geographic location for performance of services following a Change of Control (but excluding a relocation that does not increase the executive officer’s commute by more than 10 miles).

In order to terminate for “Good Reason,” an executive officer must provide Imation written notice within 90 days of the initial existence of the Good Reason event and Imation must not have cured the “Good Reason” within 30 days of the receipt of the notice.

“Change of Control” for purposes of the severance agreement means any one of the following four events:

•	a transaction or series of related transactions where a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934) acquires beneficial ownership of at least 35% of our common stock; or

•	if the individuals who are a majority of our Board of Directors (the “Incumbent Directors”) as of the date of the severance agreement cease to be a majority. Any director who is later nominated for election or elected by a majority of the Incumbent Directors, will also be considered an Incumbent Director; or

•	a merger, reorganization, share exchange, consolidation or other similar transaction, a sale of all the assets of the Company or issuance of our stock in connection with the acquisition of stock or assets of another company, unless: (1) the existing beneficial owners of our Company own more than 50% of the outstanding common stock and voting power (in similar proportions as their ownership before the transaction); (2) no person, entity or group beneficially owns 35% or more of the outstanding common stock or voting power and (3) at least a majority of our Board of Directors are the same directors as of the time of the execution of the agreement or initial approval of the transaction; or

•	approval by the shareholders of dissolution of the Company.

We will also provide the executive with a lump sum payment equal to the employer portion of our standard medical and dental insurance coverages, as elected by the executive, in an amount equivalent to 12 months of coverage following the date of termination or 24 months of coverage after termination if the termination follows a Change of Control.

In addition, in the event of a termination within two years of a Change of Control, all shares of restricted stock owned or held by the executive and all unvested stock options will immediately vest without further restriction. See “Severance Benefits.” The severance agreement also provides that if an executive receives payments that would subject him/her to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he/she will also receive a cash “gross-up” payment so that he/she will be in the same net after-tax position that he/she would have been in had such excise tax not been applied; provided however, that if the value of all payments does not exceed 110% of the “safe harbor” amount under the Internal Revenue Code where no excise tax is due, then no “gross-up” payment would be made and the amounts payable would be reduced so that they equal the “safe harbor.” The severance agreement also provides that the payments under the agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code.

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Non-Qualified Pension Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition.

For a description of the amounts payable to the named executive officers under the severance agreement based on a hypothetical termination of employment on December 31, 2010 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance Benefits.” 1

      1 Mr. Russomanno retired from Imation effective May 5, 2010 and was paid severance under his Severance Agreement with us. The amount actually paid to Mr. Russomanno is referenced in the Supplemental All Other Compensation Table.

Severance Benefits.  Based upon a hypothetical termination date of December 31, 2010, the severance benefits for our named executive officers for a qualified termination without a Change of Control would have been as described below:

			Medical and
			Dental	Accrued
		Targeted	Insurance	Unused
	Base Salary(1)	Bonus(1)(2)	Benefits(3)	PTO
Name	($)	($)	($)	($)	Total ($)

Mark E. Lucas	720,000	597,721	13,645	2,423	1,333,789
Paul R. Zeller	417,690	250,614	21,368	0	689,672
Gregory J. Bosler	360,000	169,874	958	9,693	540,525
Subodh K. Kulkarni	325,000	180,534	0	11,875	517,409
John L. Sullivan	390,520	221,473	6,801	3,004	621,798

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2010) and the bonus for the preceding year (2009) had been paid.

(2)	As described above, this amount is equivalent to the target bonus for the year of termination (2010). See “Compensation Discussion and Analysis-Bonuses.”

(3)	These amounts include a gross-up for taxes.

Based upon a hypothetical Change of Control in 2010 and termination date of December 31, 2010, the severance benefits for our named executive officers for a qualified termination with a Change of Control would have been as described below:

			Medical and	Value of
			Dental	Restricted	Accrued
	Base		Insurance	Stock and	Unused	280G Tax
	Salary(1)	Bonus(1)(2)	Benefits(3)	Options(4)	PTO	Gross Up(5)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Mark E. Lucas	1,440,000	483,029	27,291	2,422,529	2,423	666,657	5,041,929
Paul R. Zeller	835,380	287,439	42,737	568,376	0	0	1,733,932
Gregory J. Bosler	720,000	169,037	1,915	398,696	9,693	0	1,299,341
Subodh K. Kulkarni	650,000	183,601	0	501,367	11,875	0	1,346,843
John L. Sullivan	781,040	231,021	13,601	503,830	3,004	0	1,532,496

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2010) and the bonus for the preceding year (2009) had been paid.

(2)	As described above, the amount payable is equal to two times the average of the annual bonuses for the two fiscal years prior to termination (2008 and 2009).

(3)	These amounts include a gross-up for taxes.

(4)	The value of the restricted stock and options is based on the closing price at December 31, 2010 (the last business day of the year) of $10.31. Each of the named executive officers has certain stock options with an exercise price of less than $10.31. The calculation assumes exercise of only the outstanding stock options with an exercise price of less than $10.31. The value also includes accrued dividends on restricted stock that would be payable on vesting. The amount of accrued dividends for each named executive officer is as follows: Mr. Lucas $0; Mr. Zeller: $4,982; Mr. Bosler $0; Dr. Kulkarni $3,091; and Mr. Sullivan: $3,316.

(5)	Based on these payments, the named executive officers, except Mr. Lucas would not be subject to the excise tax, so no tax gross-up would be required.

Item No. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. Our executive compensation program is designed to attract and retain highly qualified key executives, align our executive officers’ interests with the interests of shareholders and provide competitive total compensation. The Compensation Committee of our Board of Directors believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. A more detailed discussion of our executive compensation programs and the compensation of our named executive officers in 2010 is provided under “Compensation Discussion and Analysis.”

Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards, which varies based on individual and corporate performance measured against annual and long-term performance goals. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on Imation and individual performance. Base salaries vary based on position and individual performance and annual and long-term incentive programs are designed to build to a total compensation package that reflects Imation and individual performance. For all named executive officers, annual and long-term incentive programs represent at least 59% of their total compensation opportunity.

During 2010, we conducted a review of our executive compensation program and philosophy with the goal of increasing our focus on pay-for-performance. We introduced a performance-based component to the long-term incentive program that represented 40% of each executive’s equity grant. The named executive officers received a grant of restricted shares which would only vest based on meeting certain 2010 Imation performance targets, and once the performance targets were met, the restricted shares vest over time. In 2011, we are increasing the focus on performance-based compensation among all three key elements of annual total compensation: base salary, annual bonus, and long-term incentive equity compensation. An executive’s individual performance against individual annual objectives will have more significant weight in determining base salary. In addition, for 2011, if bonuses are payable under our Annual Bonus Plan (which is based on corporate performance), bonuses may be adjusted up or down by an amount up to 10% based on achievement of individual performance objectives. Annual long-term incentive grants will continue to have a performance-based component representing 40% of each executive’s grant, but the performance-based component will be cash based and move from the annual metric used in 2010 to a three year performance metric for Imation based on operating earnings per share. The use of a longer-term performance metric will further align our executive compensation program with the long-term performance of Imation. LTI equity granted in 2011 will vest over three years, commensurate with the three year performance metric established for the cash based award. We also made certain changes to our 401(k) Plan and Cash Balance Pension Plan for 2010 to reduce our overall expense as well as the volatility of our Pension Plan expense and more closely align our retirement benefit design with that of our peer companies. We also reduced severance benefits to executive officers who have been employees for less than one year.

The changes we made to our compensation program in 2010 and 2011 build upon our sound compensation governance framework and pay-for-performance philosophy, which are exemplified by:

•	Incentive based pay that makes up a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•	Stock ownership guidelines that are met or exceeded by our named executive officers.

•	A clawback policy which provides for the Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct.

•	Existing severance agreements which require a termination of employment in addition to a change of control before change of control benefits are triggered.

•	Limited perquisites for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides very limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Imation’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Proxy Statement for the 2011 Annual Meeting of Shareholders.”

This advisory vote on executive compensation is not binding on Imation, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders.

The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Item No. 5
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the frequency with which our shareholders shall have the advisory vote on executive compensation as provided for in Item 4 above. By voting on this Proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. We are required to hold an advisory vote on frequency at least once every six years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Imation. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. This is consistent with our philosophy of seeking input from our shareholders and maintaining the highest standards of corporate governance. We understand that our shareholders may have different views as to what is the best approach for Imation, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. This advisory vote is not binding on Imation or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation. Because this vote is advisory and not binding on Imation or our Board of Directors, the Board of Directors may decide that it is in the best interests of Imation and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends you vote FOR the option of ONE YEAR as the frequency with which shareholders are provided an advisory vote on the compensation of named executive officers. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed the choice of the shareholders.

HOUSEHOLDING

We have sent to most of our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2010 Annual Report on the internet. Shareholders who received a paper copy of this Proxy Statement were also sent a copy of our 2010 Annual Report. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Notice or one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in brokerage accounts for more than one beneficial owner with the same address may deliver only one Notice or Proxy Statement and Annual Report to that address, if the appropriate notice was provided or consent obtained.

We will deliver promptly, upon written request to the address noted below or oral request to Wells Fargo Shareowner Services at 1-800-468-9716, a separate copy of the Notice or a separate copy of the Proxy Statement and/or 2010 Annual Report to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Notices, Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Notice, Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Notice, Proxy Statement and/or Annual Report delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

Investor Relations
Imation Corp.
1 Imation Way
Oakdale, MN 55128

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2012 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 24, 2011. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2012 Annual Meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 4, 2012. However, if the Annual Meeting is to be held before April 4, 2012 or after June 3, 2012, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2012 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

Dated: March 22, 2011                              BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General
Counsel and Secretary

APPENDIX A

IMATION CORP.
2011 STOCK INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company; provided, however, that no Award shall contain a definition of Change in Control that has the effect of accelerating the exercisability of any Award or the lapse of restrictions relating to any Award upon (i) the commencement of a tender offer, (ii) the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company or (iii) the acquisition of less than twenty percent (20%) of the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m).

(h) “Company” shall mean Imation Corp., a Delaware corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, independent contractor, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, market capitalization, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. To the extent consistent with Section 162(m), the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including, but not limited to, any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; acquisitions; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this Imation Corp. 2011 Stock Incentive Plan, as amended from time to time.

(w) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(x) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(aa) “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(bb) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc) “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd) “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.

(ee) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ff)“Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.  Administration.

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares, other securities, other Awards, other property and other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and exchange for cash or another Award, a replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m). In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(c) Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m).

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 4,500,000. Shares to be issued under the Plan may be authorized but unissued Shares, treasury shares or Shares acquired in the open market or otherwise. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.

(b) Accounting for Awards.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Certain Types of Awards.  No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards.  The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $2,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

(iii) Plan Limitation on Awards Other Than Options and Stock Appreciation Rights.  No more than 1,100,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan, shall be available under the Plan for issuance pursuant to grants of Awards other than Options and Stock Appreciation Rights; provided, however, that if any Awards other than Options and Stock Appreciation Rights terminate or are forfeited or cancelled without the issuance of any Shares or if Shares subject to any Awards other than Options and Stock Appreciation Rights are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Awards other than Options and Stock Appreciation Rights for purposes of this limitation on grants of such Awards. Awards other than Options and Stock Appreciation Rights that do not entitle the holder thereof to receive or purchase Shares, and Awards other than Options and Stock Appreciation Rights that are settled in cash, shall not be counted against the aggregate number of Shares available for Awards other than Options and Stock Appreciation Rights pursuant to this Section 4(d)(iii).

(iv) Limitation on Awards Granted to Non-Employee Directors.  Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 1,000,000 Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

Section 5.  Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

Section 6.  Awards.

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction, with any such Option grant counting toward the maximum limit stipulated in Section 4(d)(iii) or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term.  The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a Change in Control of the Company.

(ii) Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents.  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons.

(e) Performance Awards.  The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance

Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards.  Except as otherwise provided in this Section 6(h)(v), no Award (other than a Stock Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Section 409A Provisions.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.  Amendment and Termination; Corrections.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, The NASDAQ Stock Market LLC or any other securities exchange that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Sections 4(d)(i), (iii) and (iv) of the Plan or the dollar amount subject to the limitation contained in Section 4(d)(ii) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) to become unavailable with respect to the Plan.

(b) Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.  Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.  General Provisions.

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Stockholders.  Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law.  The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.  Effective Date of the Plan; Effect on Prior Plan.

The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 4, 2011 and the Plan shall be effective as of the date of such stockholder approval. On and after the date of stockholder approval of the Plan, no awards shall be granted under the Company’s 2005 Stock Incentive Plan, but all outstanding awards previously granted under the 2005 Stock Incentive Plan shall remain outstanding in accordance with the terms thereof.

Section 11.  Term of the Plan.

The Plan shall terminate at midnight on May 3, 2021, unless terminated before then by the Board. Awards may be granted under the Plan until the earlier to occur of termination of the Plan or the date on which all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. As long as any Awards are outstanding under the Plan, the terms of the Plan shall govern such Awards.

Adopted by Board February 10, 2011, subject to and effective upon shareholder approval

IMATION CORP. 1 IMATION WAY OAKDALE, MN 55128
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M30206-P07384-Z54854	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMATION CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
1.	Election of Directors	☐	☐	☐
Nominees:
To be elected for terms expiring in 2014:
01) David P. Berg
02) Raymond Leung
03) Trudy A. Rautio
To be elected for a term expiring in 2012:
04) Mark E. Lucas

			For	Against	Abstain
2.	Approval of the 2011 Stock Incentive Plan.		☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2011.		☐	☐	☐
4.	Approval, by non-binding vote, of the compensation of the Company’s named executive officers.		☐	☐	☐
The Board of Directors recommends you vote for 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

5.	Recommendation, by non-binding vote, regarding the frequency of non-binding votes concerning the compensation of the Company’s named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Check this box if you plan to attend the annual meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the annual meeting.
	Yes	No
	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS
THE SAINT PAUL HOTEL
350 MARKET STREET
ST. PAUL, MN 55102
MAY 4, 2011, 9 A.M. LOCAL TIME
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Shareholders are available at
WWW.PROXYVOTE.COM.

M30207-P07384-Z54854

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF IMATION CORP.
     The undersigned hereby appoints L. White Matthews, III and Ronald T. LeMay, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imation Corp. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 4, 2011 at 9 a.m. local time at The Saint Paul Hotel, 350 Market Street, St. Paul, MN 55102, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
     THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BY VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR ONE YEAR FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
     Furthermore, as a participant in the Imation Retirement Investment Plan ("RIP"), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2011 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 7, 2011 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated on the reverse side. I understand that this card must be received by BROADRIDGE FINANCIAL SOLUTIONS, acting as tabulation agent for the RIP Trustee, by April 29, 2011. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.
(Continued and to be marked, dated and signed, on the other side)